UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Family Dollar Stores, Inc.

(Name of Registrant as Specified In Its Charter)

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FAMILY DOLLAR STORES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JANUARY 21, 2010

You are invited to attend the annual meeting of stockholders (the “Annual Meeting”) of Family Dollar Stores, Inc. (the “Company”), to be held at 2:00 p.m., local time, on January 21, 2010, at the Company’s offices, 10401 Monroe Road, Matthews, North Carolina, 28105. The Annual Meeting is being held for the following purposes:

(1)	To elect as directors the ten nominees named in the attached Proxy Statement;

(2)

To ratify the action of the Company’s Audit Committee in appointing PricewaterhouseCoopers LLP as independent registered public accountants of the Company for the fiscal year ending August 28, 2010; and

(3)	To transact other business that is properly introduced at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The Board of Directors has set the close of business on November 27, 2009, as the record date for the determination of stockholders who will be entitled to notice of and voting rights at the Annual Meeting (the “Record Date”). The list of stockholders entitled to vote at the Annual Meeting will be available for inspection, as required by the Company’s Bylaws, at the Company’s office, 10401 Monroe Road, Matthews, North Carolina, at least ten days before the Annual Meeting.

By Order of the Board of Directors

James C. Snyder, Jr.
Senior Vice President
General Counsel and Secretary

Matthews, North Carolina

December 11, 2009

FAMILY DOLLAR STORES, INC.

PROXY STATEMENT

FAMILY DOLLAR STORES, INC.

Post Office Box 1017

Charlotte, North Carolina 28201-1017

PROXY STATEMENT

GENERAL INFORMATION

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Family Dollar Stores, Inc. (“Family Dollar,” the “Company,” “we,” “us,” or “our”) of proxies to be voted at our 2010 Annual Meeting of Stockholders (“Annual Meeting”) and at any adjournment or postponement of the Annual Meeting. This Proxy Statement is sent to anyone who owns shares of our common stock (individually, a “stockholder”) on the Record Date. The Annual Meeting will be held at our headquarters, located at 10401 Monroe Road, Matthews, North Carolina, on January 21, 2010, at 2:00 p.m., local time. These proxy materials are being mailed to our stockholders on or about December 11, 2009.

What happens at the Annual Meeting?

At the Annual Meeting, our stockholders will vote on the matters described in this Proxy Statement. Additionally, our management will present a report on our performance and respond to questions from stockholders. As of the date of this Proxy Statement, management is not aware of any other matters to be brought before the Annual Meeting.

What is a “proxy?”

A proxy is your legal designation giving another person permission to vote the stock you own. The person you designate is called your “proxy,” and the document that designates someone as your proxy is called a “proxy” or “proxy card.” A proxy card is included with this Proxy Statement. When you sign the proxy card, you designate Howard R. Levine and R. James Kelly as your representatives at our Annual Meeting.

Who is entitled to vote?

Only the record holders of our common stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting. The Record Date for the Annual Meeting is November 27, 2009. The list of stockholders entitled to vote at the Annual Meeting will be available for inspection as required by our Bylaws at our corporate offices, 10401 Monroe Road, Matthews, North Carolina, at least ten days before the Annual Meeting.

How many votes do I have?

You have one vote for each share of common stock you owned as of the Record Date. These votes can be used for each matter to be voted upon.

What is a “stockholder of record?”

If your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered the stockholder of record for those shares. We send proxy materials directly to all stockholders of record.

If your shares are held through a stockbroker or bank, you are considered the beneficial owner of those shares, even though you are not the stockholder of record. In this case, these proxy materials have been forwarded to you by your stockbroker or bank (who is actually considered the stockholder of record). As the beneficial owner of shares of our common stock, you have the right to tell your broker how to vote using the proxy materials. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from the stockholder of record.

What am I voting on?

You will be voting on:

1.	The election of the ten nominees named in this Proxy Statement to the Board of Directors (Proposal No. 1); and

2.

The proposal to ratify the action of our Audit Committee in appointing PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending August 28, 2010 (Proposal No. 2).

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	“FOR” each of the ten nominees to the Board (Proposal No. 1); and

•	“FOR” the proposal to ratify selection of PricewaterhouseCoopers LLP as our independent registered public accountants.

Unless you indicate otherwise on your proxy card, your proxies will be voted FOR the election of each of the nominees and in favor of the proposal to ratify selection of PricewaterhouseCoopers LLP as our independent registered public accountants.

How can I vote my shares in person at the Annual Meeting?

All stockholders may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person as your representative. If you hold your shares through a bank or broker, you must obtain a legal proxy from your bank or broker and present it to the Inspector of Election with your ballot to be able to vote at the Annual Meeting.

How can I vote my shares without attending the Annual Meeting?

Stockholders can vote prior to the Annual Meeting using the following methods:

1.	By Touch-Tone Telephone—If you choose to vote by telephone, please call the toll free number printed on the enclosed proxy card and follow the recorded instructions.

2.	By Internet—If you choose to vote using the Internet, please follow the instructions on the enclosed proxy card.

3.	By Mail—If you choose to vote by mail, you must sign, date and return the enclosed proxy card in the enclosed postage-paid return envelope.

To reduce costs, we ask that you vote by telephone or by Internet. If you choose to vote using these methods, please note that voting will close at 11:59 p.m. Eastern Time, on January 20, 2010.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

If you vote by telephone or on the Internet, you do not have to return your proxy card.

Can I change or revoke my vote after returning my proxy card?

Any stockholder giving a proxy can revoke it at any time before it is exercised by (i) delivering written notice of revocation to our Corporate Secretary; (ii) timely delivering a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or (iii) attending the Annual Meeting and voting in person. If you respond to this solicitation with a valid proxy and do not revoke it before it is exercised, it will be voted as you specified in the proxy.

How many votes must be present to hold the Annual Meeting?

A majority of the shares of our common stock outstanding on the Record Date, either in person or by proxy, must be present for a quorum at the Annual Meeting. On the Record Date, November 27, 2009, 138,373,780 shares of our common stock were outstanding. See “How will abstentions and broker non-votes be treated?” in this Proxy Statement for more information.

How many votes are necessary to approve each proposal?

Proposal No. 1: Subject to our Corporate Governance Guidelines, our directors are elected by a plurality of the votes of shares present at the Annual Meeting, either in person or by proxy. This means that the candidate who receives the most votes for a particular slot will be elected for that slot, whether or not the votes represent a majority.

Our Corporate Governance Guidelines provide that any director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall tender his or her resignation from the Board of Directors (the “Board”) promptly following certification of the election results. The Nominating/Corporate Governance Committee will evaluate the best interests of Family Dollar and our stockholders and shall recommend to the Board the action to be taken with respect to the tendered resignation. This provision applies to uncontested elections only.

The approval of Proposal No. 2 requires the affirmative vote of a majority of shares present at the Annual Meeting, either in person or by proxy, and entitled to vote thereon.

What is a “broker non-vote”?

If your shares are held in “street name” by a broker, your broker is the holder of record; however, the broker is required to vote the shares in accordance with your instructions. If you do not give instructions to your broker, the broker may, but is not required to, exercise discretionary voting power to vote your shares with respect to “routine” matters. A broker cannot vote your shares with respect to “non-routine” matters. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Proposal No. 1 is a “non -routine” matter.

Proposal No. 2 is a routine matter.

How will abstentions and broker non-votes be treated?

Abstentions will be counted for the purpose of determining the existence of a quorum and will have the same effect as a negative vote on matters other than the election of directors. Only votes “for” or “withheld” are counted in determining whether a plurality has been cast in favor of a director. If a nominee holding shares for a beneficial owner indicates on the proxy that it does not have discretionary authority to vote on a particular matter or otherwise does not vote such shares, those shares will not be considered present and entitled to vote with respect to that matter, but will be counted for the purpose of determining the existence of a quorum.

Who will count the votes?

An automated system administered by Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate votes cast by proxy at the Annual Meeting. Broadridge will also act as the independent Inspector of Election and tabulate votes cast in person at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. Additionally, we will publish voting results in our fiscal 2010 second quarter Form 10-Q Report to be filed with the Securities and Exchange Commission (“SEC”).

Do you provide electronic access to the Family Dollar Proxy Statement and annual report?

Yes. You may obtain copies of this Proxy Statement and our Annual Report on Form 10-K (“Annual Report”) for the year ended August 29, 2009 (“fiscal 2009”) by visiting www.familydollar.com and clicking the “Investors” link. Once you are in the Investor Relations section of our website, click the “Financial Reports” link. The contents of our website are not, and shall not be, deemed a part of this Proxy Statement or our Annual Report on Form 10-K. You may also obtain a copy of our Annual Report (without exhibits), without charge, by sending a written request to: Corporate Secretary at Family Dollar Stores, Inc., P.O. Box 1017, Charlotte, NC, 28201-1017. We will provide copies of the exhibits to the Annual Report upon payment of a reasonable fee, upon receipt of a request addressed to the Corporate Secretary.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only one copy of our Notice of Annual Meeting, Proxy Statement and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you received a householded mailing this year and you would like an additional copy of this Proxy Statement or our Annual Report mailed to you, we will deliver a copy promptly upon your request to our Corporate Secretary at Family Dollar Stores, Inc., P.O. Box 1017, Charlotte, NC, 28201-1017, telephone: 704-849-7522. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our Notice of Annual Meeting, Proxy Statement and Annual Report, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, American Stock Transfer & Trust Company, LLC, at 6201 15th Avenue, Brooklyn, NY 11219, telephone: (800) 937-5449.

Who is paying for this Proxy Statement and the solicitation of my proxy, and how are proxies solicited?

We will pay the entire cost of soliciting proxies for the Annual Meeting. Our directors, officers and employees (who we refer to as “Team Members”) may solicit proxies personally or by mail, telephone or other means of communication. Our Team Members will not receive additional compensation for their soliciting efforts, if any are undertaken. In addition, brokerage firms, banks and other custodians, nominees and fiduciaries will send copies of these proxy materials to the beneficiaries of the stock held by them. We will reimburse these institutions for the reasonable costs they incur to do so. Though we do not plan to do so now, we may later decide to retain a professional proxy solicitation service. The cost of that service would be paid by us.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, ten directors will be nominated for election to serve until the next annual meeting of stockholders or until their respective successors are elected and qualified. The number of directors is established by our Board of Directors pursuant to our Bylaws and has been set at ten as of the Annual Meeting date. Votes cast pursuant to the enclosed proxy will be cast for the election of the ten nominees named below unless authority is withheld. All nominees are currently members of the Board of Directors. If for any reason any nominee shall not be a candidate for election as a director at the Annual Meeting (an event that is not now anticipated), the enclosed proxy will be voted for such substitute, if any, as shall be designated by the Board of Directors.

The Board of Directors met five times during fiscal 2009. The non-employee directors met three times during the year in executive session without the presence of management directors or other employees of the Company. Additionally, the non-employee independent directors (as defined by the rules of the New York Stock Exchange (“NYSE”)) met once. All directors attended at least 75% of the Board meetings and meetings held by committees of which they were members. Pursuant to Corporate Governance Guidelines adopted by the Board, directors are expected to attend Board meetings on a regular basis and to attend the Annual Meeting of stockholders. All of the current directors attended our last annual meeting.

The following information is furnished with respect to the ten nominees. The Board of Directors has determined that each of the nominees, other than Mr. Levine, are independent directors within the meaning of the NYSE listing standards and the categorical independence standards adopted by the Board.

Mark R. Bernstein, age 79, has served as a director since 1980. He is Of Counsel with the law firm of Parker, Poe, Adams & Bernstein L.L.P. Prior to his January 2002 retirement, he was Chairman of the law firm and a partner in the firm. Mr. Bernstein was elected as the Lead Director of the Board of Directors in August 2004. Mr. Bernstein serves on the Nominating/Corporate Governance Committee.

Pamela L. Davies, age 52, was elected to the Board at the last annual meeting of stockholders. Dr. Davies has been the president of Queens University of Charlotte since July 2002. Prior to becoming President of Queens University, Dr. Davies served as the Dean of both the McColl School of Business at Queens University and the LeBow College of Business at Drexel University. Her professional specialization is in the field of strategic planning with a particular emphasis on competitive and marketing strategy. Dr. Davies is also a director of C&D Technologies, Inc., and Sonoco Products Company. Dr. Davies is a member of the Compensation and Nominating/Corporate Governance Committees.

Sharon Allred Decker, age 52, has served as a director since 1999. Mrs. Decker has been the Chief Executive Officer of The Tapestry Group, LLC, a faith based, non-profit consulting and communications firm, since September 2004. From April 2003 to August 2004, she was President of The Tanner Companies, a manufacturer and retailer of apparel. From August 1999 to March 2003, she was President of Doncaster, a division of The Tanner Companies. Doncaster is a direct sales organization selling a high-end line of women’s apparel. Mrs. Decker is also a director of Coca-Cola Bottling Co. Consolidated and SCANA Corporation. Mrs. Decker serves on the Compensation and the Nominating/Corporate Governance Committees.

Edward C. Dolby, age 64, has served as a director since 2003. He has been the President of The Edward C. Dolby Strategic Consulting Group, LLC since September 2002, when he established the company to engage in business consulting. Prior to his retirement in December 2001, Mr. Dolby was employed by Bank of America Corporation for 32 years, where his positions included President of the North Carolina and South Carolina Consumer and Commercial Bank. Mr. Dolby is a member of the Audit and Compensation Committees.

Glenn A. Eisenberg, age 48, has served as a director since 2002. He is the Executive Vice President—Finance and Administration of The Timken Company, a position he has held since January 2002. The Timken Company is an international manufacturer of highly engineered bearings and alloy steels and a provider of related products and services. From 1990 to 2001, Mr. Eisenberg was employed by United Dominion Industries, an international manufacturer of proprietary engineered products, where he held various positions, including President and Chief Operating Officer from December 1999 to May 2001. He is also a director of Alpha Natural Resources, Inc. Mr. Eisenberg is the Chairman of the Audit Committee, and the Board of Directors has determined that he is an “audit committee financial expert,” as defined by the applicable rules of the SEC.

Howard R. Levine, age 50, has served as a director since 1997 and is our Chairman of the Board and Chief Executive Officer. He was employed by Family Dollar in various capacities in the Merchandising Department from 1981-1987, including employment as Senior Vice President—Merchandising and Advertising. From 1988 to 1992, Mr. Levine was President of Best Price Clothing Stores, Inc., a chain of ladies’ apparel stores. From 1992 to April 1996, he was self-employed as an investment manager. He rejoined Family Dollar in April 1996, and was elected Vice President-General Merchandise Manager: Softlines in April 1996, Senior Vice President-Merchandising and Advertising in September 1996, President and Chief Operating Officer in April 1997, Chief Executive Officer (“CEO”) in August 1998, and Chairman of the Board in January 2003. Mr. Levine is the son of Leon Levine, the former Chairman of the Board and founder of Family Dollar, who retired in January 2003. Mr. Levine is the sole member of the Equity Award Committee.

George R. Mahoney, Jr., age 67, has served as a director since 1987. He was employed by Family Dollar as General Counsel from 1976 until 1991 and served as the Executive Vice President, General Counsel and Secretary of Family Dollar from 1991 until his retirement in May 2005.

James G. Martin, age 73, has served as a director since 1996. He has been employed by McGuireWoods Consulting as a Senior Advisor since July 2008. He was employed by Carolinas HealthCare System from January 1993 through March 2008. He served as Governor of the State of North Carolina from 1985 to 1992 and was a member of the United States House of Representatives, representing the Ninth District of North Carolina, from 1973 until 1984. Dr. Martin is also a director of Palomar Medical Technologies, Inc., DesignLine International, LLP, and the North Carolina Capital Management Trust and is a Trustee of the North Carolina Masonic Foundation. Dr. Martin is Chairman of the Nominating/Corporate Governance Committee, and also serves on the Audit Committee. The Board of Directors has determined that Dr. Martin is an “audit committee financial expert,” as defined by applicable SEC rules.

Harvey Morgan, age 67, was appointed to the Board in November 2007. Mr. Morgan has more than 40 years of investment banking experience with significant expertise in strategic advisory services, mergers and acquisitions, private placements and underwritings. He has been a Managing Director of the investment banking firm Bentley Associates, L.P. since 2004, and from 2001 to 2004, he was a Principal of Shattuck Hammond Partners. Mr. Morgan also serves on the Boards of Cybex International, Inc. and Cryolife, Inc. Mr. Morgan serves on the Audit and Nominating/Corporate Governance Committees, and the Board of Directors has determined that Mr. Morgan is an “audit committee financial expert,” as defined by applicable SEC rules.

Dale C. Pond, age 63, has served as a director since 2006. He retired in June 2005 as Senior Executive Vice President—Merchandising/Marketing after serving twelve years with Lowe’s Companies, Inc., a home improvement retailer. Prior to joining Lowe’s, he held a series of senior management positions at several retailers and home improvement companies including HQ/HomeQuarters Warehouse, Montgomery Ward and Payless Cashways, Inc. Mr. Pond also is a director of Bassett Furniture Industries Inc. and Scripps Networks Interactive, Inc. Mr. Pond serves as Chairman of the Compensation Committee.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of each of the nominees.

DIRECTOR COMPENSATION

The Compensation Committee annually reviews the Board’s compensation structure, including a comparison of the compensation paid by the Company to its directors with the compensation paid by companies included in the peer group established pursuant to the Company’s performance share rights program, with particular emphasis on other “dollar” stores included in the peer group. For a discussion of this peer group, see “How does the Company select its peer group for the PSR program?” under the heading “Compensation Discussion and Analysis.” Based on this information and other factors such as Company performance, director recruitment and current director compensation, the Compensation Committee makes recommendations to the Board for adjustments, where appropriate, in director compensation. Director compensation for fiscal 2009 was established in August 2007 following such a review and advice from Hay Group, Inc., a compensation consultant to the Company and to the Compensation Committee. The Compensation Committee has determined that a mix of cash and equity compensation is appropriate for the directors, as further discussed below.

The Company’s directors (other than Howard R. Levine, who is an employee of Family Dollar) received an annual retainer of $40,000 with a pro-rata retainer paid to any director appointed to the Board after the annual meeting. The Chairman of each of the Nominating/Corporate Governance Committee and the Compensation Committee received an additional annual retainer of $5,000, and the Chairman of the Audit Committee received an additional annual retainer of $10,000. Our Lead Director was paid an additional annual retainer of $10,000. All retainers are paid quarterly in arrears. In addition, non-employee directors were paid $1,500 for each meeting of the Board attended and $1,000 for each committee meeting attended, except that a director received $500 for any meeting attended telephonically.

In addition to cash retainers and meeting fees, each non-employee director received an annual grant of our common stock in the amount of 1,045 shares with a value of $30,000 made on the day of the Annual Meeting in accordance with the terms of the Family Dollar Stores, Inc. 2006 Incentive Plan Directors’ Share Awards Guidelines (the “Directors’ Share Awards Guidelines”), which were adopted pursuant to the Family Dollar Stores, Inc. 2006 Incentive Plan. The grants were made upon their re-election as directors in January 2009 (or in case of Dr. Davies, upon her initial election to the Board). The Board of Directors believes that the payment of a portion of the directors’ fees in the form of an annual grant of shares of our common stock supports the alignment of the directors’ interests with the interests of our stockholders. Non-employee directors are required to maintain a level of equity interest in Family Dollar equal to at least one-half of the cumulative number of shares of our common stock awarded for their service as directors since August 2005. We encourage, but do not require, that directors maintain an equity interest in Family Dollar in excess of such minimum amounts. Currently, all of our directors are in compliance with these ownership guidelines.

We reimburse directors for all reasonable expenses incurred by them in connection with attendance at any meeting of the Board or its committees and for travel and other expenses incurred in connection with their duties as directors.

The following table summarizes compensation we paid to non-employee directors in fiscal 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Mark R. Bernstein	62,900	30,000	92,900
Pamela L. Davies	33,400	30,000	63,400
Sharon Allred Decker	56,000	30,000	86,000
Edward C. Dolby	57,500	30,000	87,500
Glenn A. Eisenberg	61,500	30,000	91,500
George R. Mahoney, Jr.	46,500	30,000	76,500
James G. Martin	58,100	30,000	88,100
Harvey Morgan	52,500	30,000	82,500
Dale C. Pond	57,500	30,000	87,500

(1)

The amounts shown in this column indicate the dollar amount of compensation cost we recognized in fiscal 2009 pursuant to Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (“FAS 123R”) for stock awards granted in fiscal 2009. For each director, the grant date fair value of stock awards granted in fiscal 2009 computed in accordance with FAS 123R was identical to the total compensation cost recognized. For the total number of shares of common stock held by each non-employee director as of November 20, 2009, see “Ownership of the Company’s Securities” in this Proxy Statement.

In November 2009, in accordance with the annual review process described above, and upon the advice and counsel of Hay Group, Inc., the Board of Directors adjusted the compensation arrangements for non-employee directors. Beginning in fiscal 2010, directors (other than Mr. Levine) will receive an annual grant of common stock equal to $60,000 per fiscal year. There have been no other changes to director compensation for fiscal 2010.

CORPORATE GOVERNANCE MATTERS AND

COMMITTEES OF THE BOARD OF DIRECTORS

Director Independence

We require 75% of the Board members and all members of each of the Audit, Compensation and Nominating/Corporate Governance Committees to be independent, as defined by the NYSE listing standards. The Board has also adopted additional categorical standards of independence that are in our Corporate Governance Guidelines, which can be found on our website at www.familydollar.com. Under the Corporate Governance Guidelines, a director will not be considered independent if the director:

•	has been employed by Family Dollar, its subsidiaries or affiliates within the last four years;

•

has received, during the current year, or any of the three immediately preceding years, remuneration, directly or indirectly, other than de minimis remuneration (as defined below), as a result of service (other than as a director of a customer or supplier) as (i) an advisor, consultant, or legal counsel to Family Dollar or to a member of our senior management; or (ii) a significant customer or supplier of Family Dollar;

•	has any personal services contracts with Family Dollar, or any member of our senior management;

•	is an officer or employee of a not-for-profit entity that receives significant contributions from Family Dollar and serves any such entity in any capacity for which remuneration is received;

•	is employed by a public company at which an executive officer of Family Dollar serves on the compensation committee of the board of directors;

•

has any investment in any entity in which Family Dollar also has an investment, other than equity or debt investments that are available to the public in public or governmental entities, or investments in any other entity in which neither the director nor Family Dollar or any of its parents, subsidiaries, or affiliates own an interest of 5% or more or exercises managerial control;

•	has had any of the relationships described above with any affiliate of Family Dollar; or

•	is a member of the immediate family of any person who fails to satisfy these qualifications.

A director shall be deemed to have received remuneration (excluding remuneration as a director, such as remuneration provided to a Committee Chairman or Lead Director), directly or indirectly, if the Company, its subsidiaries or affiliates, has paid remuneration to any entity in which the director has a beneficial ownership interest of 5% percent equity or more, or to an entity by which the director is employed or self-employed other than as a director. De minimis remuneration is excluded from this rule. Remuneration is de minimis if such remuneration is (a) $60,000 or less in any fiscal year, or (b) if such remuneration is paid to an entity, if (i) it did not exceed the lesser of $1 million, or 5% of the gross revenues of the entity during the entity’s fiscal year; and (ii) it did not directly result in a material increase in the compensation received by the director from that entity.

The Board has determined, after a review of the relationships between and among each of the directors, the Company and its officers, that Mark R. Bernstein, Pamela L. Davies, Sharon Allred Decker, Edward C. Dolby, Glenn A. Eisenberg, James G. Martin, Harvey Morgan and Dale C. Pond, who include all the members of the Board’s current standing committees (other than the Equity Award Committee), are independent, as defined by the NYSE listing standards and the categorical independence standards described above, and that no material relationships exist between any of such independent directors, or director nominee, and Family Dollar other than by virtue of their being directors and stockholders. The Board has also determined that director George R. Mahoney, Jr., who does not serve on any of the Board’s committees, is independent, as defined by the NYSE’s listing standards and the Company’s additional categorical standards.

In reaching its determination of independence, the Board reviewed each of the following transactions, relationships and arrangements. In each case, the Board determined that such transactions, relationships and arrangements did not impact any director’s independence.

•

Dr. Martin joined McGuireWoods Consulting (“MW Consulting”), a wholly owned public affairs consulting subsidiary of the law firm McGuireWoods, LLP (“MW Law”) in June 2008. The Company has paid legal fees to MW Law not exceeding $1,000,000 or 5% of the gross revenues of MW Law in each of fiscal 2007 and fiscal 2008. The Company did not pay any fees to MW Law in fiscal 2009. The Company has not paid any fees to MW Consulting and does not currently anticipate retaining MW Consulting to provide any services. Dr. Martin has informed the Board that his compensation from MW Consulting will not be determined in any way by fees paid by the Company to MW Law.

•

Mr. Mahoney was employed by the Company as General Counsel in 1976 and served as the Executive Vice President, General Counsel and Secretary of Family Dollar from 1991 until his retirement in May 2005.

•

With respect to Dr. Davies, the Board considered the amount of charitable contributions made by our executive officers and immediate family members of our executive officers to charitable organizations where she serves as an executive officer.

Committees of the Board

Pursuant to our Bylaws, the Board of Directors has established four standing committees: the Audit, Compensation, Equity Award, and Nominating/Corporate Governance Committees. The Charters of the Audit, Compensation, Equity Award and Nominating/Corporate Governance Committees, our Corporate Governance Guidelines, and the Codes of Conduct applicable to our directors, officers and employees are available on our website at www.familydollar.com under the “Investors” link. Once you have accessed the “Investors” section of our website, click on the “Corporate Governance” link. These documents also are available in print to stockholders upon request to our Corporate Secretary.

The principal functions of each of our standing Board Committees, the members of each Committee and the number of meetings held in fiscal 2009 are set forth below:

Committee Name and Members	Committee Functions	Number of Meetings in Fiscal 2009
Audit Eisenberg(1)(2) Dolby Martin(2) Morgan(2)	• Assist the Board of Directors in fulfilling its responsibilities with respect to oversight of: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of our internal audit function and independent auditors. • Review and make recommendations to the Board regarding the Company’s financial reports; • Discuss the Company’s major risks with management; and • Manage the Company’s relationship with the Company’s independent auditors.	6

Compensation Pond(1) Davies Decker Dolby

•       Evaluate and recommend compensation for selected senior executive officers of Family Dollar and non-management directors;

•       Set the compensation of the CEO;

•       Administer our equity compensation plans;

•       Evaluate and review the structure of compensation and benefits for all Team Members, including setting pre-tax earnings goals and approving the payment of bonuses under our incentive compensation plans; and

•       Establish and communicate to the Board and to management Family Dollar’s general compensation philosophy, as well as considerations for determining compensation for executive officers and directors.

		8

Equity Award Levine	• Select Team Members below the level of Vice President for participation in programs established by the Compensation Committee pursuant to the Family Dollar Stores, Inc. 2006 Incentive Plan (the “2006 Plan”); and • Approve the amount of grants or awards of equity or cash incentives to selected Team Members below the level of Vice President in accordance with the 2006 Plan programs and subject to such terms and limitations as established by the Compensation Committee, which shall include limits on the number of equity related rights that may be granted in any fiscal year by the Committee.	0	(3)

Committee Name and Members	Committee Functions	Number of Meetings in Fiscal 2009
Nominating/ Corporate Governance Martin(1) Davies Bernstein Decker Morgan

•        Identify and recommend to the Board individuals to fill vacant Board positions and/or nominees for election as directors at the annual meeting of stockholders;

•        Review the structure, independence and composition of the Board and its Committees and the Committee charters and make recommendations to the Board;

•        Evaluate the performance of the Board and Committees and report findings to the Board;

•        Review and recommend to the Board plans for the succession of our CEO and other senior executive officers, as necessary;

•        Develop (with our management) director orientation programs;

•        Nominate for Board approval the Chairman and the Lead Director, if applicable, and make recommendations to the Board regarding their respective roles;

•        Review and make recommendations as provided in our Codes of Business Conduct;

•        Evaluate and make recommendations to the Board regarding stockholder proposals; and

•        Recommend to the Board and oversee the implementation of sound corporate governance principles and practices.

5

(1)	Chairman of the Committee.

(2)	Designated as an Audit Committee Financial Expert.

(3)	The Equity Award Committee acted by unanimous written consent nine times in fiscal 2009.

Lead Director

The Board has determined that it is in the Company’s best interest to have the position of CEO and Chairman of the Board held by a single individual. However, the Company has established the position of Lead Director. Pursuant to the Company’s Corporate Governance Guidelines, the Lead Director presides over Board meetings in the absence of the Chairman and presides over regularly scheduled and other meetings of the non-management and independent board members. The Lead Director is also a contact for interested persons and consults with the Chairman regarding the agendas for Board and Committee meetings. Mr. Bernstein currently serves as the Lead Director.

Nominees for Election as Directors

The Nominating/Corporate Governance Committee considers nominees for election as directors proposed by our stockholders. As set out in our Corporate Governance Guidelines, the Nominating/Corporate Governance Committee will seek Board candidates who possess and have exhibited integrity in business and personal affairs and whose professional experiences will assist the Board in performing its duties. The Nominating/Corporate Governance Committee has not established any specific minimum qualifications for potential nominees, and the committee’s process for evaluating director nominees will not differ if the nominee is recommended by a stockholder.

To recommend a prospective nominee for the Nomination/Corporate Governance Committee’s consideration, stockholders should submit the candidate’s name and qualifications in writing to our Corporate Secretary at the following address: Family Dollar Stores, Inc., Attention: Corporate Secretary, P.O. Box 1017, Charlotte, NC 28201-1017. Any such submission must be accompanied by the written consent of the proposed nominee which states that he or she consents to being named as a nominee and to serve as a director if elected and must otherwise comply with the provisions of our Bylaws regarding stockholder nominations, including the provisions of Article II, Section 9 of the Bylaws which establish certain requirements regarding the information required to be provided by the nominating stockholder and the timeliness of the notice of such nomination (which generally must be submitted not later than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting). For further information, see “Stockholder Proposals” in this Proxy Statement and our Bylaws which are available at www.familydollar.com under the “Investors” link. The Nominating/Corporate Governance Committee extends invitations on behalf of the Company to join the Board of Directors or to be nominated for election as a director.

Communication with the Board of Directors

Stockholders and other interested parties may communicate with the Board of Directors, the Lead Director or the non-management directors as a group by sending correspondence addressed to the applicable party to: Board of Directors, Family Dollar Stores, Inc., P.O. Box 1017, Charlotte, NC 28201-1017, or by sending an email addressed to Board@familydollar.com. Pursuant to procedures approved by the independent members of the Board of Directors, all such correspondence related to the Board’s duties and responsibilities will be reviewed by our General Counsel and forwarded to the Lead Director or summarized in periodic reports to the Lead Director. All such correspondence will be available to any of the directors upon request.

Report of the Audit Committee of the Board of Directors

During fiscal 2009, Glenn A. Eisenberg served as Chairman of the Audit Committee of the Board of Directors. The other members of the Audit Committee during fiscal 2009 were Edward C. Dolby, Dr. James G. Martin and Harvey Morgan. The Board of Directors has determined that all members of the Audit Committee are independent and are financially literate as required by the NYSE listing standards, and that Messrs. Eisenberg, Martin and Morgan are “audit committee financial experts,” as defined by SEC rules, and have accounting or related financial management expertise, as required by the NYSE’s listing requirements.

The Audit Committee has reviewed and discussed the audited financial statements of Family Dollar for fiscal 2009 with our management. The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), our independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee also has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed the independence of PwC with that firm.

Based on the Audit Committee’s review and the discussions noted above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our 2009 Annual Report for filing with the SEC.

This report is submitted by Glenn A. Eisenberg (Chairman), Edward C. Dolby, James G. Martin and Harvey Morgan.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This section sets forth the compensation programs and elements of compensation for our named executive officers (“NEOs”). Specifically, this Compensation Discussion and Analysis describes the objectives and features of our executive compensation programs, explains how we design our executive compensation programs and the reasons for such design, and shows how we allocate executive compensation to ensure that executives’ interests are aligned with those of our stockholders. In fiscal 2009, our NEOs were:

•	Howard R. Levine – Chairman and Chief Executive Officer;

•	R. James Kelly – President and Chief Operating Officer;

•	Robert A. George – Former Executive Vice President and Chief Merchandising Officer;

•	Charles S. Gibson, Jr. – Executive Vice President – Supply Chain;

•	Dorlisa K. Flur – Executive Vice President and Chief Merchandising Officer; and

•	Kenneth T. Smith – Senior Vice President and Chief Financial Officer.

Compensation for our NEOs and Executive Vice Presidents is reviewed and approved by the Compensation Committee on an annual basis. The Compensation Committee is also advised by management as to the compensation for all officers at the level of Senior Vice President. The Compensation Committee approves our short-term and long-term compensation plans, as described below, which form the basis for all officer compensation packages.

Summary of Fiscal 2009

Fiscal 2009 was a challenging year for the global economy and for the individuals who comprise our core customer base. At the beginning of fiscal 2009, our core customer, who often manages on a total household income of less than $40,000 a year, felt the impact of gasoline prices that exceeded $4.00 per gallon, nearly 35% higher than the year before. The unemployment rate for low income consumers approached 7%, and employee wage growth was decreasing. Inflation was also on the rise, as higher commodity and raw material costs were pressuring the Company’s sales margins. Recognizing the challenges facing our core customer and in response to the difficult operating environment, we identified three primary objectives for fiscal 2009:

•

Pursuing greater market share. – In response to the economic challenges outlined above, our merchandising strategy in fiscal 2009 was primarily focused on traffic-driving consumables in order to provide our core customer with more basic needs in the challenging economy.

•

Mitigating inventory risk. Our goal for fiscal 2009 was to utilize tools and processes to react more quickly to changing sales trends. Specifically, our inventory management efforts were directed towards reducing risk related to discretionary inventory that our low income consumer could not afford to purchase in this difficult macro-environment.

•

Containing cost through improved store management efforts. We made a concerted effort to improve our store manager retention efforts. We believe improved retention of our store managers leads to lower shrink, lower worker’s compensation and general liability costs, and reduces turnover among store Team Members. Further, experienced store teams maintain well stocked and inviting stores for our customers.

We exceeded our goals in each of these areas. Despite the many challenges facing the Company, our customers and the global economy, we achieved the following noteworthy accomplishments in fiscal 2009:

•	Net income per diluted share increased to $2.07, compared with $1.66 in fiscal 2008, representing a 25% increase;

•	Operating profit, as a percentage of sales, increased to 6.2% in fiscal 2009, compared with 5.2% in fiscal 2008;

•	Average inventory per store was approximately 5% lower in fiscal 2009 than in fiscal 2008;

•	We ended fiscal 2009 with store manager and assistant store manager turnover at historically low levels;

•

Despite the difficult macro-economic environment, we invested approximately $155 million back into our business, including the realignment of space in approximately half of our stores to support an expanded assortment of consumables and to increase the appeal of the stores through improved signage and intuitive merchandise adjacencies;

•	We increased our dividend by 8%, while other companies suspended or reduced their dividends.

Our compensation program is designed to drive and reward outstanding performance that benefits our stockholders. We believe that when the Company performs well and achieves its operating goals, that our executive officers should receive rewards that coincide with those of our stockholders. In fiscal 2009, we faced one of the most difficult operating environments we have seen in several years. Despite these challenges, we were able to deliver results that translated into record earnings for our stockholders. Consistent with our philosophy of aligning executive compensation with company performance, we also made record bonus payments to our executives in fiscal 2009.

Compensation Program Objectives and Components

Our compensation philosophy and the material elements of our executive compensation program did not change from fiscal 2008 to fiscal 2009. Although we make minor adjustments to our compensation programs from year to year, we believe that consistency in our compensation philosophy and administration are important attributes of our compensation program. We have not made significant adjustments to our compensation program since fiscal 2006 when we adopted our performance share rights program (as further described below), and our stockholders approved the 2006 Incentive Plan (as further described below) at the 2006 Annual Meeting of Stockholders.

What are the primary objectives of the Company’s executive compensation programs?

The primary objectives of our executive compensation programs are to:

•

Provide compensation packages that are competitive with those offered by our peers in the retail sector. By offering competitive compensation packages, we are better able to attract and retain talented executives who are capable of carrying out the objectives, goals and strategic initiatives established by the Board and executive management;

•

Make the interests of our executives consistent with those of stockholders by keeping a significant portion of NEO compensation “at risk” and linked to both our short-term and long-term financial success; and

•	Provide a total compensation program that drives individual contributions to our business results through a “pay-for-performance” compensation system.

What elements of compensation does the Company provide to executives to meet the objectives of its compensation programs?

We provide the following forms of compensation to our NEOs:

•	Base salary;

•	Annual cash bonus;

•	Performance-based share awards;

•	Stock options;

•	Select perquisites;

•	Severance and change in control benefits;

•	401(k) savings and deferred compensation plans; and

•	Health, life and disability insurance programs.

Executive Compensation Program Design

What role do compensation consultants play in designing the Company’s compensation programs?

The Compensation Committee’s goal is to establish total NEO compensation that promotes the objectives discussed above, and in particular at a level which is competitive enough to enable us to attract and retain talented executives. To assist with this analysis, the Compensation Committee has engaged Hay Group, Inc. (“Hay Group”) to analyze the appropriate level of compensation for each NEO’s position and to provide appropriate “benchmarking” data (as discussed in greater detail below). For each NEO, Hay Group reviews the responsibilities assigned to his or her position, the knowledge and skills necessary to perform his or her job function, the importance of his or her role to the organization, and the scope of his or her business function by budget. As part of its evaluation, Hay Group periodically interviews certain executives, reviews our organizational structure, and relies upon its collective retail consulting experience. Hay Group uses all of this information to analyze retail compensation market data, and to ensure that each NEO’s position is compared to the appropriate benchmarking data.

Hay Group also provides the Compensation Committee with materials describing compensation trends in the retail industry and general “best practices.” This allows the Compensation Committee to review our pay practices against our peers in the U.S. marketplace.

The Compensation Committee also has retained a second independent consultant, Steven Hall & Partners, to review compensation materials prepared by management and Hay Group. Steven Hall & Partners reviews recommended compensation amounts and levels, and further advises the Compensation Committee on compensation matters, including executive compensation trends and best practices. Unlike Hay Group, Steven Hall & Partners does not provide other advice or services to our management and is hired by and takes direction solely from the Compensation Committee.

The Compensation Committee’s Charter grants it sole authority to select, retain and terminate compensation consultants.

What role does management play in designing the Company’s compensation programs?

The annual compensation review process for all corporate employees, including our NEOs, occurs at the end of each fiscal year. At that time, the Compensation Committee is made aware of the CEO’s performance self-evaluation and receives management’s recommendations on the appropriate compensation packages for each NEO, together with benchmarking data for each NEO. The Compensation Committee also considers “tally sheets” (described in more detail below) prepared by our Human Resources department.

The Compensation Committee meets separately with Hay Group and then with Steven Hall & Partners to discuss the CEO’s compensation package. In addition, the Lead Director meets with the CEO to understand the CEO’s perception of his performance and compensation package. The Lead Director reports to the Chairman of the Compensation Committee who then reports back to the Compensation Committee on these meetings.

What information is included in the “tally sheets” reviewed by the Compensation Committee?

Tally sheets describe the total dollar value of each NEO’s annual compensation for the past three years. The total dollar value includes salary, short and long-term incentive compensation (collectively “Total Direct Compensation”), and the costs we incur to provide various health and insurance benefits and perquisites to our NEOs. The tally sheets also describe each NEO’s accumulated realized and unrealized stock option gains, any stock awards made under our performance share rights program, and the amounts our NEOs will receive if they leave the Company under various circumstances, such as retirement or termination in connection with a change in control. The Compensation Committee’s annual review of tally sheets helps the Compensation Committee oversee the design of our executive compensation program by providing a more complete picture of the current and historical compensation of each NEO.

How does the Company use benchmarking data to help establish NEO Compensation?

Because one of our primary compensation objectives is to provide compensation packages competitive with those of our peers in the retail sector, benchmarking data is vital to help us establish NEO compensation.

Hay Group compares the pay levels of our NEOs to positions of similar responsibility and job scope at U.S. companies contained in Hay Group’s All Retail Industry Database (the “Hay Retail Industry Database”). The Hay Retail Industry Database contains almost 100 U.S. retail companies, including most of our direct competitors, such as Dollar General Corporation, Fred’s Inc., Dollar Tree Inc. and Wal-Mart Stores, Inc. The Hay Retail Industry Database is recognized as a leading compensation survey for the retail sector, and contains a broad representation of the retail sector’s pay practices. The list of companies that comprised the Hay Retail Industry Database when we established fiscal 2009 compensation packages for our NEOs is attached to this Proxy Statement as Appendix A.

Once Hay Group identifies positions comparable to those of our NEOs at companies within the Hay Retail Industry Database, it provides the Compensation Committee with information about the total compensation packages for those comparable positions at other retail companies, as well as benchmarking data for each component of executive compensation. Hay Group also analyzes the mix of pay offered to our NEOs, comparing fixed and variable pay as well as short-term and long-term incentives. Management provides recommendations to the Compensation Committee regarding NEO compensation and the Compensation Committee then determines base salary and target levels of annual short-term and long-term incentive awards for our NEOs after considering these recommendations together with the benchmarking data provided by Hay Group.

The Total Direct Compensation offered to each NEO, as well as the components of Total Direct Compensation, vary as a result of the differing job scopes and complexity of each role. These differences in job responsibilities are reflected in the compensation survey data reviewed annually by the Compensation Committee.

How does the Compensation Committee determine the amounts of specific compensation elements?

We have not established a formula or pre-set methodology to allocate NEO compensation among the elements of Total Direct Compensation. However, the Compensation Committee generally has established the Total Direct Compensation level of each NEO near the 50th percentile for similar positions at retail companies in the Hay Retail Industry Database, and generally sets base salaries at or near the 50th percentile. Historically, and in fiscal 2009, the percentage of base salary for Mr. Levine and for Mr. Kelly has been below this percentile goal, while the long-term equity portion of their compensation (which is performance-based) has been between the 50th and 75th percentile, assuming the achievement of performance targets.

To determine the proper mix of compensation types, the Compensation Committee considers a number of subjective factors, including:

•

Current market practices. We compare both total compensation and each element of our executives’ compensation packages against a peer group of retail companies, paying special attention to the compensation practices of our most direct competitors. We rely on our compensation consultants and our Human Resources managers to provide information about the compensation practices of our peers. We also look at our recent successes or failures in recruiting and retaining executives to help us establish compensation levels.

•

Personal performance. We consider the recommendations of our CEO regarding the compensation of the other NEOs, including individual performance ratings, experience of the NEO, along with the CEO’s view on compensation matters, when making compensation decisions at the end of each fiscal year. The Compensation Committee has not established specific qualitative or quantitative guidelines, other than goals for overall Company performance pursuant to the incentive programs, to measure the personal performance of any NEO. However, the Compensation Committee does consider subjective personal performance criteria when establishing NEO compensation.

•

Balance. Our compensation program is intended to be balanced. We recognize the need to provide sufficient guaranteed short-term income to executives through base salary and benefits, but also the need to balance that income with at-risk, performance-based short and longer-term financial rewards which promote achievement of our goals. Further, we believe that as an individual’s level of responsibility and ability to contribute to our financial success increases, that individual’s total compensation also should increase. Likewise, as an individual’s total compensation increases, we believe that the ratio of equity to non-equity compensation and performance-based compensation to total compensation also should increase.

•

Compensation best practices. We believe that compensation decisions should be reasonable, understandable, responsible and tied to the best interests of our stockholders. Therefore, we continuously monitor developments in executive compensation “best practices” to help us achieve our compensation objectives.

The Compensation Committee does not consider an executive’s total equity ownership or gains from prior equity incentive awards in determining Total Direct Compensation.

Elements of Executive Compensation

What are the elements of the Company’s executive compensation?

The compensation packages for our executives, including our NEOs, consist of a base salary and short and long-term incentive programs which are designed to ensure that a substantial portion of an executive’s compensation package is based on “pay for performance.” As described below, the short-term incentive program provides for payment of an annual cash bonus if we achieve certain pre-tax earnings goals, while the long-term incentive programs provide for the issuance of stock awards (Performance Share Rights and stock options, as further discussed below) which are earned or vested over multi-year periods and the value of which is dependent upon our performance, including our market stock price. These programs are implemented pursuant to the terms of the stockholder approved Family Dollar Stores, Inc., 2006 Incentive Plan (the “2006 Plan”).

How does the Company set base salaries for its NEOs?

Initially upon hire or promotion, and then on an annual basis thereafter, the Compensation Committee considers whether and to what extent adjustments to each NEO’s base salary should be made. We determine the base salary ranges for our NEOs primarily by reviewing compensation surveys. This information is most often provided by recruiters and the Compensation Committee’s consultants. Generally, we target our NEOs’ base salaries at the 50th percentile of companies in the Hay Retail Industry Database. The Compensation Committee believes that setting salaries lower than the median would prevent us from attracting and retaining top quality executive talent, while setting salaries at a higher level would over-compensate executives without requiring performance.

Once we determine the appropriate compensation ranges for our executives, we establish the specific salary for each NEO. To determine individual salaries, we consider each NEO’s experience, his or her tenure with Family Dollar, his or her pay in comparison to our other officers, competitive information provided by the Compensation Committee’s consultants, and the NEO’s contribution to our objectives. We also consider our operating performance, and the NEO’s specific contributions to our performance, when setting executive salaries.

The base salaries paid to our NEOs in fiscal 2009 is contained in the Summary Compensation Table on page 28. Information with respect to our NEOs’ fiscal 2010 compensation, including base salary levels, is set forth under the heading “NEO Compensation for Fiscal 2010” later in this discussion.

Analysis of fiscal 2009 NEO base salaries

We adjusted the base salaries paid to each NEO effective as of August 31, 2008, to reflect market conditions and in accordance with our practice described above. All salary adjustments also take into account the individual’s performance for the prior year.

Mr. Levine’s base salary was increased by 7.95% in recognition of his performance and to keep his base salary within an acceptable range of the Committee’s 50th percentile target for base salary. This adjustment was also made to maintain the Compensation Committee’s desired balance between base salary and long-term equity compensation.

Mr. Kelly’s base salary increase of 3.85% provided Mr. Kelly with a competitive cash structure and maintains our desired mix between cash and equity compensation. While Mr. Kelly’s total compensation is near the 50th percentile for similar positions at retail companies in the Hay Retail Industry Database, his base salary has historically been below the 50th percentile.

Mr. George and Mr. Gibson received 3.97% and 3.64% increases to their base salaries, respectively. The increases were generally consistent with merit increase ranges offered to all of our executive and non-executive officers. The base salaries offered to Mr. George and Mr. Gibson in fiscal 2009 put them within an acceptable range of the 50th percentile for similar positions at retail companies in the Hay Retail Industry Database.

Ms. Flur received an increase of 5.71% in base salary upon her promotion to Executive Vice President—Strategy and Marketing in October 2008. The base salary increase Ms. Flur received was competitive with similar positions at retail companies in the Hay Retail Industry Database and consistent with the increases of her peers, Mr. George and Mr. Gibson.

As a result of his promotion to Senior Vice President and Chief Financial Officer in April 2007, Mr. Smith’s base salary was increased from $170,000 to $250,000. Mr. Smith did not receive an increase to his base salary at the beginning of fiscal 2008 because the prior increase to his base salary was substantial. Mr. Smith’s fiscal 2009 base salary increase of 10% reflects the Compensation Committee’s effort to move his salary within an acceptable range of the Compensation Committee’s 50th percentile target for base salary.

Why does the Company award an annual cash bonus to executives, and how does the Company determine the amount of the annual cash bonus?

Pursuant to the Guidelines for Annual Cash Bonus Awards established under the 2006 Plan (the “Cash Bonus Award Guidelines”), we provide short-term annual cash incentive awards, in the form of an annual cash bonus to NEOs to drive our short-term performance goals for annual pre-tax earnings (i.e. net income prior to the deduction of income taxes). The short-term incentive performance goals are derived from our strategic planning process. We use the procedures described above under the heading “Executive Compensation Program Design” to determine the appropriate annual target bonus for each executive. In addition, we may award discretionary bonuses from time to time in order to assist in our recruitment or retention of executive officers, though we generally do not engage in this practice.

For NEOs, annual target bonuses currently range from 40% to 100% of his or her annual base salary (the “Target Bonus”). Consistent with our pay-for-performance philosophy, we believe that exemplary Company performance should be rewarded. Therefore, senior executives who have the most opportunity to impact our operating initiatives have a larger potential bonus than other participants in the program, so that their compensation is more closely tied to the achievement of our earnings goals. This provides our senior executives, including the NEOs, with powerful incentives to ensure we meet our performance goals.

Information regarding the annual cash bonus actually paid to our NEOs for fiscal 2007, fiscal 2008 and fiscal 2009 performance can be found in the Summary Compensation Table on page 28.

For fiscal 2009, Target Bonuses under the Cash Bonus Award Guidelines approved by the Compensation Committee for the NEOs were as follows:

Name	Target Bonus
Howard R. Levine	100% of base salary
R. James Kelly	75% of base salary
Robert A. George	55% of base salary
Charles S. Gibson, Jr.	55% of base salary
Dorlisa K. Flur	40% of base salary
Kenneth T. Smith	40% of base salary

Upon Ms. Flur’s promotion to Executive Vice President—Strategy and Marketing in October 2008, her Target Bonus percentage was increased to 55% of her base salary for the portion of the year she served as an Executive Vice President.

Analysis of Fiscal 2009 Target Bonuses

Consistent with our overall compensation philosophy, the Target Bonus for each of our NEOs in fiscal 2009, with the exception of Mr. Smith, approximated the 50th percentile for similar positions at retail companies in the Hay Retail Industry Database. The Target Bonus percentage for Mr. Smith was established at the same level as other officers of the Company holding the title of Senior Vice President. Although Mr. Smith’s Target Bonus was below the 50th percentile, he was only recently promoted to Senior Vice President—Chief Financial Officer (in April 2007) and received a relatively large percentage increase in base salary in connection with such promotion.

Analysis of Establishment of Pre-Tax Earnings Goal

Annual cash bonus awards are an important part of our compensation structure. The Compensation Committee believes that establishing a target that requires a level of performance consistent with our earnings goal but that can be reached in most years aligns the interests of our NEOs with those of our stockholders. We consider the Company’s historical financial position, the economic environment, the financial performance of our competitors, and management’s proposed fiscal financial plan when establishing performance targets based on financial goals. These targets are meant to ensure that our officers’ total cash compensation is consistent with our peer companies, if the Company’s financial performance is consistent with those peers. For fiscal 2009, our pre-tax earnings target goal was $356.8 million. As reflected in the chart below, our actual pre-tax earnings of $450.9 million for fiscal 2009 was above our target goal, resulting in a payout 200% of each NEO’s Target Bonus. See the table and discussion under the heading “Cash Bonus Awards” on page 31 for more information on the calculation of bonus awards and minimum and maximum payout amounts.

The following chart sets forth the Target Bonus payout in relation to our pre-tax earnings target goals over the last ten fiscal years:

(1)

Pursuant to the 2006 Plan, the Compensation Committee may determine that it is appropriate to adjust the calculation of pre-tax earnings under the Cash Bonus Award Guidelines to exclude unusual or non-recurring or other extraordinary items that may positively or negatively impact our pre-tax earnings.

(2)

Excludes the impact of a $45 million litigation charge and a $10.5 million charge related to stock option expenses. See Notes 8 and 10 to the Consolidated Financial Statements in our fiscal 2006 Annual Report for a description of these charges.

(3)

Excludes the impact of approximately $22 million in expenses and settlement costs related to our stockholder derivative litigation. See Note 8 to the Consolidated Financial Statements in our fiscal 2007 Annual Report, Note 10 to the Consolidated Financial Statements in our fiscal 2006 Annual Report, and our Current Report on Form 8-K filed with the SEC on June 26, 2007, for a description of this litigation and the related settlement.

(4)

Excludes approximately $420,000 in expenses related to our stockholder derivative litigation and related matters. See Note 8 to the Consolidated Financial Statements in our fiscal 2007 Annual Report, Note 10 to the Consolidated Financial Statements in our fiscal 2006 Annual Report, and our Current Report on Form 8-K filed with the SEC on June 26, 2007 for a description of this litigation and the related settlement.

The Company’s independent auditor, PwC, reviews our pre-tax earnings calculation and advises the Compensation Committee as to whether such calculation was accurately prepared prior to any bonuses being paid to our executives.

Why does the Company provide long-term incentive awards to executives, and how does the Company determine the amount of those awards?

We believe that a large portion of each NEO’s compensation should be both performance-based and in the form of equity awards. Our long-term incentive awards are designed to make the interests of management and executives consistent with those of our stockholders. We currently provide two types of long-term incentive compensation: stock options and performance share rights (“PSRs”). PSR awards give recipients the right to be issued shares of our common stock, if we perform at a certain level as compared to a selected peer group of companies (the “Performance Peer Group”) over the relevant performance period. These awards are made under the 2006 Plan.

We use the procedures described above under the heading “Executive Compensation Program Design” to determine the appropriate total dollar value of long-term equity incentive compensation to award each NEO. We review this dollar value each year against the benchmarking data provided by Hay Group and may change it based on that benchmarking data, the NEO’s performance, market conditions or each NEO’s mix of total compensation. Once we establish the appropriate dollar value of long-term equity incentive compensation to be granted to a NEO in a particular fiscal year, it is divided equally between stock options and PSRs at target.

Option and PSR awards are denominated in shares. The number of shares awarded is determined by dividing the total dollar value of long-term incentive compensation to be awarded to an NEO by a dollar value derived from the grant date fair value of our stock options and PSRs, each calculated in accordance with FAS 123R.

Analysis of Long-Term Incentive Compensation

The dollar value of the long-term incentive compensation granted to each NEO in fiscal 2009 was equal to the dollar value of the long-term incentive compensation granted to each NEO in fiscal 2008. The dollar value of each NEO’s long-term incentive compensation, except for Mr. Smith, is presently competitive with, or exceeds the 50th percentile for similar positions at retail companies in the Hay Retail Industry Database. Because we do not maintain a funded retirement or pension plan, our executive officers view long-term incentive awards as a vital component of their retirement planning. Therefore, we believe the dollar value of long-term equity awards provided to our NEOs is appropriate.

We believe that equally balancing long-term equity incentive compensation awards between stock options and PSRs results in long-term compensation that drives Company performance both in the stock market and against our PSR peer group. This mix of stock options and PSRs also supports our ongoing management of stockholder dilution and reduces our historical dependence on stock options. Assigning a dollar value to these grants helps the executive officers understand the true value of their equity compensation and also helps us to manage our compensation costs for each executive officer.

Information regarding the grant date fair value and the number of stock options issued to our NEOs in fiscal 2009 for performance in fiscal 2008 can be found in the 2009 Grants of Plan-Based Awards Table on page 30. Information regarding each NEO’s fiscal 2010 compensation, including their long-term equity incentive compensation, is set forth under the heading “NEO Compensation for Fiscal 2010” later in this discussion.

What is the purpose of the PSR program?

We believe that the PSR program focuses our officers on financial performance factors that are critical to driving long-term value for our stockholders, while also recognizing that the potential to achieve such performance is, in part, subject to various macroeconomic and other factors that are beyond the control of our executive officers. We believe that measuring our performance in terms of pre-tax income growth and average annual return on equity against other retail companies provides a pay-for-performance system that is appropriately competitive and rewarding. The awards of common stock under the PSR program rewards our officers if our performance relative to the Performance Peer Group meets certain hurdles during periods when the stock options held by our officers may have diminished in value as a result of factors impacting the equity markets or the entire retail channel. For a complete description of the terms of our PSR program, see the description of the program following the “2009 Grants of Plan-Based Awards” table at pages 30 to 32.

How does the Company select its peer group for the PSR program?

The Compensation Committee reviews and approves the Performance Peer Group annually, making adjustments as appropriate. Each year, management and the Compensation Committee’s consultants provide data on the Performance Peer Group companies to the Compensation Committee. This data includes financial data as well as publicly-announced retail strategies for each company. Generally, members of the Performance Peer Group must:

•	be a publicly traded retailer based in the United States;

•	have a customer base that is similar to that of the Company;

•	have overlapping merchandise lines with the Company; and/or

•	maintain a similar focus on real estate management.

For the three-year performance period of fiscal 2007 – 2009, our Performance Peer Group for determining PSR awards includes the following companies: 99 Cents Only Stores, Big Lots Inc., Casey’s General Stores, Inc., Cato Corp., CVS Caremark Corp., Dollar General, Dollar Tree Inc., Fred’s Inc., Kohl’s Corp., Longs Drug Stores Corp., Office Depot Inc., Payless ShoeSource, SuperValu Inc., Target Corporation, TJX Companies, Inc., The Pantry, Inc., Walgreens Company and Wal-Mart Stores, Inc.

Based on the criteria set forth above, the Committee revised the Performance Peer Group for the fiscal 2008 – 2010 performance period. For the fiscal 2008 – 2010 performance period, our Performance Peer Group includes: 99 Cent Only Stores, Advance Auto Parts Inc., Big Lots, Inc., Casey’s General Stores Inc., CVS Caremark Corp., Dollar Tree Inc., Duckwall-Alco Stores, Inc., Fred’s Inc., Kohl’s Corp., Longs Drug Stores Corp., Payless ShoeSource, Rite Aid Corp., Ross Stores Inc., SuperValu Inc., Target Corporation, The Pantry, Inc., Walgreen Company and Wal-Mart Stores, Inc.

In August 2008, the Compensation Committee revised the Performance Peer Group in light of trends in the discount dollar marketplace and changes in strategy by other retailers. For the fiscal 2009 – 2011 performance period, our Performance Peer Group includes the following companies: 99 Cent Only Stores, Advance Auto Parts Inc., Big Lots, Inc., Casey’s General Stores Inc., Cato Corp., Collective Brands, Inc., Dollar Tree Inc., Duckwall-Alco Stores, Inc., Fred’s Inc., Kohl’s Corp., Rite Aid Corp., Ross Stores Inc., SuperValu Inc., Target Corporation, The Pantry, Inc., Walgreens Company and Wal-Mart Stores, Inc.

The Committee did not change the Performance Peer Group for the fiscal 2010 – 2012 performance period.

Why does the Company choose to make long-term equity incentive awards in the form of stock options?

Stock options are designed to reward NEOs for building long-term stockholder value, as represented by the price of our common stock. We award stock options because they provide value to our executive officers only if the price of our common stock appreciates between the grant date and the exercise date, and the executive remains employed by the Company until the stock option vests (subject to certain retirement provisions, as further described below). Accordingly, stock option awards help us achieve the primary goals of our executive compensation program: to assist our retention efforts by encouraging our executive officers to remain employed by the Company for the full term of the stock option, and to align the interests of our NEOs directly with the interests of our stockholders. For a description of the terms of our stock option program and awards, see the description of the program following the “2009 Grants of Plan-Based Awards” table at page 30.

When does the Company issue equity awards?

We have adopted a policy of making equity awards on pre-established dates to avoid any concern that grant dates have been selected based upon the release of material information about the Company. Annual equity awards for all eligible participants in our equity plans, including NEOs, are presented to the Compensation

Committee for approval at a Compensation Committee meeting scheduled for the first Tuesday after our fiscal year-end earnings release. Equity awards are occasionally given to Team Members throughout the year in connection with new hires and/or promotions. For newly hired or promoted officers at or above the level of Vice President, equity awards are approved by the Compensation Committee at a meeting held on the first Tuesday following the Company’s quarterly earnings release, or on the second Tuesday of each month of the National Retail Federation Retail Sales and Reporting and Merchandising Calendar, if the Company has not issued a quarterly earnings release in the week prior to the issuance of the award. For newly hired or promoted officers below the level of Vice President, equity awards are approved by the Equity Award Committee on this same Tuesday. The exercise price for all stock options is determined by the closing price of our common stock on the date the option grant is approved. The grant date for all equity awards is the date the awards are approved by the Compensation Committee.

What perquisites does the Company offer to its executives?

NEOs (along with selected other senior executives) participate in a Medical Expense Reimbursement Plan and are offered executive disability insurance coverage paid by the Company. Pursuant to his employment agreement, Mr. Levine also is entitled to non-exclusive personal use of the Company’s aircraft, subject to certain limits established by the Compensation Committee each year and is provided with personal umbrella liability insurance coverage. For fiscal 2009, the Board limited Mr. Levine’s personal use of the Company’s aircraft to 70 hours, of which Mr. Levine used approximately 40 hours. Mr. Levine’s personal use of the Company’s aircraft is reviewed annually by the Compensation Committee and is considered by the Compensation Committee in setting Mr. Levine’s Total Direct Compensation each year.

We believe that the perquisites offered by the Company are minimal in cost and necessary to attract and retain talented executives, as many of our competitors offer similar benefits. With the exception of Mr. Levine’s use of the Company’s aircraft, we do not offer NEOs any perquisites other than those benefits generally available to all of our Team Members, except as further described in Note 4 to the “Summary Compensation Table” in this Proxy Statement. Accordingly, we view these perquisites as reasonable and necessary to our compensation program.

Does the Company provide employment contracts to NEOs?

We currently have employment agreements with two of our NEOs: the Chairman of the Board and CEO, Howard R. Levine, and the President and Chief Operating Officer, R. James Kelly. Under their employment agreements, these executive officers are entitled to certain compensation and benefits and agree to certain non-competition and other covenants. Presently, we do not have employment agreements with any executive officers other than Messrs. Levine and Kelly. We have severance agreements with other executive officers, including the other NEOs, which contain non-compete and other covenants. For more information, see “Employment and Severance Agreements” in this Proxy Statement.

Why does the Company offer employment and severance benefits to its executives?

The Company believes it is necessary to offer employment and severance agreements to our NEOs for several reasons. First, we believe it is in our best interest to ensure that our executive officers will remain dedicated to the Company even if there is a threat or occurrence of a change in control, and to reduce any distractions to our executive officers that might be caused by the uncertainties and risks created by a pending or threatened change of control. Second, similarly-situated companies provide severance benefits to their executives, so that providing these severance and change in control benefits is necessary for us to remain competitive and to attract and retain talented executives. Finally, the Compensation Committee determined that it would be in our best interest to enter into severance agreements with our officers at the Senior Vice President level, including Mr. Smith, in consideration for such officers agreeing to be bound by certain non-compete, non-solicitation, non-disparagement and confidentiality provisions not previously applicable to them. In establishing these arrangements, the Compensation Committee also considered the fact that the Company does not provide pension, SERP, or any above-market or preferential earnings to its NEOs through the Company’s deferred compensation plans. We believe that the non-compete and other covenants that are contained in these agreements are important tools in protecting the Company’s future growth and prospects.

Employment and severance agreements with executives and the 2006 Plan require us to provide compensation or other benefits to NEOs when those individuals are terminated under certain circumstances or there is a change in control of the Company. The type and amount of these payments vary by executive level and the reason for the termination. For a description of the terms of these arrangements, See “Employment and Severance Agreements” and “Potential Payments Upon Termination Or Change Of Control” in this Proxy Statement.

The Compensation Committee intends to re-evaluate these agreements annually to ensure that these purposes are being achieved and that the payments under such agreements are appropriate.

What type of retirement benefits does the Company provide to its executives?

Incentive Plan Retirement Provisions

The Family Dollar Stores 1989 Non-Qualified Stock Option Plan (“the 1989 Plan”) and the 2006 Plan contain provisions that allow eligible retirees to continue to exercise stock options after the date of their retirement. Specifically, these provisions provide that stock options held by qualifying retirees at the time of their retirement shall continue to vest and be exercisable in accordance with the terms of each Plan. In order to take advantage of this benefit, a participant must: (a) voluntarily terminate his or her employment, (b) at age sixty years or older, and (c) after a minimum of ten years of service to the Company. Additionally, retirees must agree to abide by certain non-compete and non-solicitation provisions for a period of five years. The provision of the 1989 Plan which allows retired participants to exercise stock options applies only to options that were unvested as of January 20, 2005, or vested, but “underwater” as of that date. The 1989 Plan, and all outstanding options granted under the 1989 Plan, will expire on January 13, 2010, five years after the last options were granted under the 1989 Plan.

Deferred Compensation Plan

The Family Dollar Compensation Deferral Plan (the “Deferred Compensation Plan”) allows certain Team Members, including NEOs, to elect to defer receipt of up to 50% of their base salary and up to 75% of their bonus payments. We provide this benefit to attract and retain talented executives, as most of our competitors provide a similar benefit to their executive officers. For a description of the material terms of the Deferred Compensation Plan, see “Nonqualified Deferred Compensation” in this Proxy Statement.

401(k) Plan

We offer a 401(k) savings plan for all eligible Team Members, including the NEOs. The Company provides a matching contribution equal to 50% of the participant’s contributions up to 3% of base salary and bonus pay, subject to limits established by the plan and the Internal Revenue Code of 1986, as amended (the “Code”).

Other Executive Officer Compensation Matters

Does the Company have stock ownership guidelines for its executives?

Yes, we have stock ownership guidelines for our NEOs and all other executives who hold the position of Vice-President or above. Under the guidelines, those officers are required to achieve and maintain ownership of our common stock in an amount equal to a multiple of their annual base salary, as set forth below. Until an officer achieves those ownership goals, he or she is required to retain 25% of the net value (after the exercise price of any options and after applicable taxes) of any equity award in the Company’s common stock. Our stock ownership guidelines provide for the following ownership levels:

Position	Stock Ownership Guidelines Multiple
Chief Executive Officer	5x annual base salary
Executive Vice Presidents, Chief Financial Officer, Chief Operating Officer or President	3x annual base salary
Senior Vice Presidents	2x annual base salary
Vice Presidents	1x annual base salary

The following forms of equity interests are considered to determine whether an officer has satisfied the stock ownership requirements, based upon the highest market price of the Company’s common stock within the past two years:

•	Stock owned by the officer and/or his or her immediate family;

•	Stock held in trust for the benefit of the officer and/or his or her immediate family, which is considered to be beneficially owned by the officer; and

•

The after-tax value of vested unexercised stock options. To determine the after-tax net value under our stock ownership guidelines, we calculate the difference between the exercise price and the value of the stock, less taxes withheld at an assumed rate of 25%.

These requirements ensure that the interests of our executives and our stockholders are aligned, and reduce incentive for excessive short-term risk taking.

Does the Company have policies regarding transactions by officers in the Company’s stock?

Yes, the Company has established “insider trading” guidelines that require our directors, NEOs and certain other officers to obtain pre-clearance from our General Counsel for any transaction in the Company’s common stock. The Company also publishes information on appropriate time periods for stock transactions and prohibits short sales of the Company’s common stock or, without prior consent, engaging in any trading in puts, calls or other options on our common stock.

Does the Company consider the tax consequences of executive compensation when designing compensation packages?

Yes. Among other things, the Company considers the following:

Deductibility. Section 162(m) of the Code provides that publicly held companies may not deduct compensation in excess of $1 million paid to the CEO or any of the three other highest paid executive officers in any taxable year if that income is not “performance-based,” as defined in Section 162(m). Our stockholders have approved the 1989 Plan and the 2006 Plan, which were designed to preserve the future deductibility of all compensation paid under such plans. We fully consider Section 162(m) when determining executive compensation packages, and we believe that all applicable executive officer compensation paid in fiscal 2009 met the deductibility requirements of Section 162(m).

FAS 123(R). We began accounting for share-based payments, including stock options and PSRs, pursuant to FAS 123(R) on August 28, 2005.

Section 409A of the Code (“Section 409A”). All awards issued under the 2006 Plan are intended either not to be subject to or otherwise to comply with Section 409A.

How does the Company establish compensation for other executive officers who are not NEOs?

Our CEO, with the assistance of other executive officers, reviews compensation materials to determine the compensation packages of Senior Vice Presidents who are not NEOs. These materials are similar to those reviewed by management and the Compensation Committee when setting compensation for the NEOs. The CEO reviews proposed compensation packages with the Compensation Committee and obtains approval for all equity grants made to officers at the level of Vice President or above.

Do the Company’s compensation programs reward or encourage executives to take excessive risks?

The design of our compensation programs encourages all Team Members, including NEOs to remain focused on both the short- and long-term operational and financial goals of the Company. Because our compensation program is balanced and intended to drive our major operating initiatives as they change from time to time, our Team Members do not have an incentive to engage in risky behavior to achieve short-term financial results. We do not believe the design of our compensation program encourages our NEOs to take risks that are new, unique or discrete from those facilitated by our overall business.

Does the Company have a “clawback” policy?

In the event we restate our financial results due to material non-compliance by the Company with any financial reporting requirements of the federal securities laws, as a result of intentional misconduct (as determined by the independent members of the Board under our 2006 Plan Guidelines for Annual Cash Bonus Awards), our executive officers are required to reimburse the Company the difference between (x) the amount of any cash bonus paid to the executive officer within the twelve months preceding such restatement, and (y) the amount of the bonus such executive officer would have received had the amount of the bonus been calculated based on the restated financial statements.

NEO Compensation for Fiscal 2010

As reported on our Form 8-K Report filed with the SEC on October 16, 2009, the Compensation Committee approved fiscal 2010 compensation packages for our current NEOs at its meeting on October 13, 2009, as follows:

Name	Fiscal 2010 Base Salary	% Increase from FY 2009 Base Salary	Target Bonus Percentage of base salary	Stock Options	Target PSR Grant (3 year Performance Period)
Howard R. Levine	$1,000,000	5.26%	100%	172,415	49,486
R. James Kelly	$710,000	5.19%	75%	125,520	36,026
Charles S. Gibson, Jr.	$405,000	9.46%	55%	27,590	7,918
Dorlisa K. Flur	$405,000	9.46%	55%	27,590	7,918
Kenneth T. Smith	$300,000	9.09%	40%	13,795	3,959

As a result of her promotion to Executive Vice President – Chief Merchandising Officer in August 2009, Ms. Flur also was awarded an additional 726 PSRs for the fiscal 2008 – 2010 performance period and 1,452 PSRs for the fiscal 2009 – 2011 performance period.

In considering the establishment of fiscal 2010 compensation packages for the NEOs, the Compensation Committee followed the process described above under “Executive Compensation Program Design” and “Elements of Executive Compensation” at page 17.

Increases in base salary for Messrs. Levine and Kelly were higher than the average increase provided to other employees. Ms. Flur and Mr. Gibson’s salary increases reflect the Compensation Committee’s desire to keep NEOs’ base salaries near the 50th percentile of base salary for companies in the Hay Retail Industry

Database. Mr. Smith’s base salary increase reflects his continuing development in the position of CFO which he has held since April 2007 and the fact that his previous base salary was below the 25th percentile for the Hay Retail Industry Database.

The Target Bonuses set forth above for fiscal 2010 and the dollar value of long-term incentive compensation awarded to each NEO for fiscal 2010 were maintained at the same level as the previous year; the dollar value of long-term incentive compensation is divided equally among PSRs and stock options. For a further discussion of the Company’s philosophy and process for establishing the Target Bonus and long-term incentive compensation levels, see the discussion of these matters set forth on pages 18 and 19 of the prior discussion under “Compensation Discussion and Analysis.”

Summary

The CEO, the Company’s Human Resources department and the Compensation Committee, with advice from its consultants, have reviewed all components of each NEO’s compensation, including base salary, Target Bonus and long-term equity incentive compensation. We have determined that the compensation packages awarded to our NEOs are consistent with our goals to provide compensation that is competitive with the compensation offered by our peers, to drive the Company’s financial performance, and to align the interests of our NEOs with our stockholders. Accordingly, we believe that our compensation programs are reasonable, competitive and not excessive.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the above section titled “Compensation Discussion and Analysis” with management, and, based on such review and discussions, recommended to the Board of Directors that the section be included in this Proxy Statement and incorporated by reference into the Company’s 2009 Annual Report on Form 10-K.

This report is submitted by Pamela L. Davies, Sharon Allred Decker, Edward C. Dolby and Dale C. Pond as the members of the Compensation Committee.

2009 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation earned during fiscal 2007, 2008 and 2009 by the NEOs to the extent required by SEC regulations.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)		Non-Equity Incentive Plan Compensation(1)		All Other Compensation ($)(4)		Total ($)
Howard R. Levine	2009	948,654	—	1,871,399	1,111,239		1,894,615	(5)	122,705	(6)	5,948,612
Chairman of the Board and	2008	878,462	—	1,287,869	1,096,714		533,170	(7)	145,527	(6)	3,941,742
Chief Executive Officer	2007	825,280	—	1,261,286	857,781		859,116	(8)	97,448	(6)	3,900,911

R. James Kelly	2009	674,519	—	1,360,166	978,660	(9)	1,011,058	(5)	20,499		4,044,902
President and Chief Operating Officer	2008	649,038	—	908,455	1,034,513	(9)	295,524	(7)	20,115		2,907,645
	2007	620,446	—	881,786	1,322,481	(9)	484,568	(8)	20,107		3,329,388

Robert A. George(10)	2009	415,729	—	323,375	281,225		445,394	(5)	18,920		1,484,643
Former Executive Vice	2008	389,712	—	243,563	231,806		133,962	(7)	17,971		1,017,014
President-Chief Merchandising Officer	2007	387,792	—	250,363	189,045		207,857	(8)	16,136		1,151,193

Charles S. Gibson, Jr.	2009	369,750	—	314,582	192,900		406,450	(5)	17,142		1,300,824
Executive Vice President-	2008	356,673	—	228,146	233,198		122,579	(7)	17,029		957,625
Supply Chain	2007	350,782	—	231,663	200,435		188,019	(8)	15,522		986,421

Dorlisa K. Flur(11)	2009	369,615	—	218,845	125,472		406,154	(5)	14,112		1,134,198
Executive Vice President-
Chief Merchandising Officer

Kenneth T. Smith	2009	274,520	—	136,910	69,551		219,231	(5)	15,846		716,058
Senior Vice President-	2008	250,000	—	89,250	58,964		60,751	(7)	14,604		473,569
Chief Financial Officer	2007	205,047	—	51,843	34,935		78,278	(8)	12,986		383,089

(1)	Includes amounts deferred by certain of the NEOs pursuant to the Deferred Compensation Plan.

(2)

The amounts shown in this column indicate the dollar amount of compensation cost we recognized for PSRs in fiscal 2007, 2008 and 2009. Pursuant to SEC regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 9 to the Consolidated Financial Statements included in each of our fiscal 2007 and 2008 Annual Reports and Note 10 to the Consolidated Financial Statements included in our fiscal 2009 Annual Report for a discussion of the relevant assumptions made in these valuations. For a description of the PSR awards granted to our NEOs, see the discussion under “Grants of Plan-Based Awards” in this Proxy Statement.

(3)

The amounts shown in this column indicate the dollar amount of compensation cost we recognized for stock option awards in fiscal 2007, 2008 and 2009. Pursuant to SEC regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 9 to the Consolidated Financial Statements included in each of our fiscal 2007 and 2008 Annual Reports and Note 10 to the Consolidated Financial Statements included in our fiscal and 2009 Annual Report for a discussion of the relevant assumptions made in these valuations. For a description of the stock option awards granted to our NEOs, see the discussion under “Grants of Plan-Based Awards” in this Proxy Statement.

(4)

All Other Compensation for fiscal 2009 includes insurance premiums paid for each NEO in the following amounts: (i) $35 for short term disability insurance coverage for each NEO, (ii) $6,745 for our Medical Expense Reimbursement Program, (iii) $2,910 for long term disability insurance coverage, (iv) $1,320 for term life insurance (including accidental death and dismemberment coverage), and (v) $6,173 for personal umbrella liability insurance coverage for Mr. Levine only. For each NEO, this column also includes our contributions to the 401(k) plan and executive disability insurance coverage for each NEO, as follows:

Name	401(k) ($)	Executive Disability ($)
Howard R. Levine	3,675	4,589
R. James Kelly	3,675	5,814
Robert A. George	3,551	4,359
Charles S. Gibson, Jr.	3,629	2,503
Dorlisa K. Flur	1,067	2,035
Kenneth T. Smith	3,695	1,141

All such amounts were determined by reference to the cash costs we paid for the item.

(5)

Represents amounts earned under the Cash Bonus Awards Guidelines for performance in fiscal 2009 but paid in fiscal 2010. Our fiscal 2009 pre-tax earnings exceeded our target goal more than 25% resulting in a payment of approximately 200% of Target Bonus.

(6)

Includes the incremental cost to the Company of Mr. Levine’s personal use of Family Dollar aircraft which amounted to $97,258 in fiscal 2009, $120,443 in fiscal 2008 and $71,815 in fiscal 2007. We determine the incremental cost of Mr. Levine’s personal use of the Company’s aircraft by multiplying the total of Mr. Levine’s personal flight hours in a fiscal year (including “dead head” hours), by the per hour incremental cost of all Family Dollar aircraft for the same fiscal year. The incremental aircraft cost per hour is determined by adding the cost of fuel, repairs, supplies, crew travel and meals, landing and trip-related hangar and parking costs, and then dividing that figure by the total annual flight hours for all Family Dollar aircraft.

(7)

Represents amounts earned under the Cash Bonus Awards Guidelines for performance in fiscal 2008 but paid in fiscal 2009. Our fiscal 2008 pre-tax earnings fell short of our target goal by approximately 12%, resulting in a payment of approximately 61% of Target Bonus.

(8)

Represents amounts earned under the Cash Bonus Awards Guidelines in fiscal 2007 but paid in fiscal 2008. In fiscal 2007, we exceeded our target pre-tax earnings goal by approximately 2% (excluding the impact of $22 million in expenses and settlement costs related to certain stockholder derivative actions), resulting in a payment of approximately 104% of Target Bonus.

(9)

The compensation expense we recognized in each of fiscal 2007, 2008 and 2009 with respect to Mr. Kelly includes expense related to unvested stock options which Mr. Kelly would have the right to exercise after termination with Family Dollar due to retirement pursuant to the terms of the 1989 and 2006 Plans.

(10)	Mr. George was terminated by the Company without cause effective August 28, 2009.

(11)

Ms. Flur was promoted to the position of Executive Vice President—Chief Merchandising Officer in August 2009. Pursuant to SEC guidance, we have not included information regarding Ms. Flur’s compensation for fiscal years 2007 or 2008.

2009 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning grants of plan-based awards made to our NEOs during fiscal 2009.

	Plan	Grant Date(4)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Howard R. Levine	(1)	10/7/2008	475,000	950,000	1,900,000
	(2)	10/7/2008				14,322	57,287	114,574			1,338,224
	(3)	10/7/2008							227,570	23.36	1,308,528

R. James Kelly	(1)	10/7/2008	253,125	506,250	1,012,500
	(2)	10/7/2008				10,509	42,033	84,066			981,891
	(3)	10/7/2008							166,975	23.36	960,106

Robert A. George	(1)	10/7/2008	111,375	222,750	445,500
	(2)	10/7/2008				2,333	9,331	18,662			217,972
	(3)	10/7/2008							37,065	23.36	213,124

Charles S. Gibson, Jr.	(1)	10/7/2008	101,750	203,500	407,000
	(2)	10/7/2008				2,310	9,238	18,476			215,800
	(3)	10/7/2008							36,700	23.36	211,025

Dorlisa K. Flur	(1)	10/7/2008	101,750	203,500	407,000
	(2)	10/7/2008				1,675	6,698	13,396			156,465
	(3)	10/7/2008							26,610	23.36	153,008

Kenneth T. Smith	(1)	10/7/2008	51,700	110,000	250,800
	(2)	10/7/2008				1,155	4,619	9,238			107,900
	(3)	10/7/2008							18,350	23.36	105,512

(1)

Represents threshold, target and maximum payout levels based on Company performance pursuant to fiscal 2009 awards granted under the Cash Bonus Awards Guidelines; includes the potential for immaterial adjustments due to personal performance ratings for Mr. Smith only. The actual amount earned by each NEO for fiscal 2009 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. For more information regarding the Cash Bonus Awards Guidelines, see the discussion in “Compensation Discussion and Analysis” in this Proxy Statement.

(2)	Represents threshold, target and maximum payout levels pursuant to three-year PSR awards for the fiscal 2009 – 2011 performance period. These awards were granted in fiscal 2009.

(3)	Represents stock option awards granted pursuant to the 2006 Plan in fiscal 2009.

(4)	In each case, the grant date is the same as the Compensation Committee approval date.

(5)

The amounts shown in this column indicate the grant date fair value of stock (PSRs at target) and option awards computed in accordance with FAS 123R. See Note 10 to the Consolidated Financial Statements included in our 2009 Annual Report for a discussion of the relevant assumptions made in these valuations.

Description of Plan-Based Awards

All plan-based awards granted in fiscal 2009 and reported in the Grants of Plan-Based Awards table were granted under and subject to the terms of the 2006 Plan. The 2006 Plan is administered by the Compensation Committee of the Board or, at the discretion of the Board, the 2006 Plan may from time to time be administered by the Board. The Compensation Committee has, with certain limitations, the exclusive power to, among other things, establish the design of awards; determine performance measures; grant awards; designate participants;

determine the type or types of awards to be granted to each participant; and to set the terms and conditions of any award granted under the 2006 Plan. To the extent permitted by applicable law, the Compensation Committee may delegate its authority to any individual or committee of individuals.

Cash Bonus Awards. Under the Cash Bonus Award Guidelines, NEOs are eligible to receive an annual cash bonus equal to a percentage of their base salary. The percentage of the Target Bonus actually paid is determined by our achievement of pre-tax earnings goals, as established by the Compensation Committee. The Cash Bonus Award Guidelines are designed so that bonuses are increased if we exceed our earnings goals, and decreased if we miss our earnings goals.

As illustrated in the following chart, beginning with fiscal 2008, the potential bonus is increased by 3.33% for each 1% by which the goal is exceeded, up to a maximum of 50% additional bonus if we exceed our earnings goals by 15%. Thereafter, the bonus will increase by 5% for each 1% by which the goal is exceeded up to a cap of 200% of bonus award. Conversely, if we do not meet our pre-tax earnings goals, the potential bonus is decreased by 3.33% for each 1% by which the goal is missed, with no bonuses paid at all if pre-tax earnings are below 85% of the stated goal. Additionally, the Cash Bonus Awards Guidelines establish a cap of 7% of our net profits before income taxes and certain incentive compensation on the total cash bonus paid to all participating employees in any year.

Cash Bonus Award

Company Pre-Tax Earnings Performance (as % of Goal)	Bonus Award (as % of Target Bonus opportunity)
125%	200%
115%	150%
100%	100%
85%	50%
<85%	0%

Mr. Smith’s individual performance rating may increase or decrease his potential bonus; all other NEOs are paid a Target Bonus based solely on the Company’s performance.

Stock Options. All stock option awards made in fiscal 2009 were made under our 2006 Non-Qualified Stock Option Grant Program, which was adopted pursuant to the 2006 Plan. All stock option awards have the following terms:

•	The exercise price for each option is the closing price of Family Dollar stock on the date the option grant is approved.

•	Options have a term of five years, and no portion of the option award can be exercised for at least two years from the date of the grant.

•

Options become exercisable in cumulative installments of 40% of the number of shares subject to the option after two years, 70% after three years, and 100% after four years. This vesting schedule encourages executives to remain employed by the Company and helps to ensure an appropriate link to stockholder total return.

•	Grants do not include reload provisions, and repricing of options is prohibited without stockholder approval.

Performance Share Rights. PSRs are awarded under the terms of the 2006 Incentive Plan Guidelines for Long-term Incentive Performance Share Rights Awards (the “PSR Guidelines”), which were adopted pursuant to the 2006 Plan. PSR awards give Team Members the right to be issued shares of our common stock, if we perform at a certain level as compared to the Performance Peer Group over the relevant performance period. Our performance is determined by analyzing our pre-tax net income growth (“earnings growth”) and average annual return on equity (“ROE”), each of which are given equal weight. For purposes of the PSRs, ROE is calculated by dividing the Company’s pre-tax net income for the relevant fiscal year by the total shareholders’ equity. The PSRs granted in fiscal 2009 cover a three-year performance period.

Each Team Member who receives PSRs is assigned a “target” number of shares. These shares are actually awarded to the Team Member at the end of the performance period if we are at the 50th percentile as compared to our Performance Peer Group, for earnings growth and ROE. If our performance is above or below the 50th percentile, the number of shares is adjusted upward or downward from the target, as appropriate. Team Members do not receive any shares if our performance is below the 30th percentile. Team Members can receive up to a maximum of twice the “target” award if our relative performance is above the 90th percentile. The percentage of the “target” award received for various performance levels is summarized below (with linear interpolation between the stated thresholds):

Performance Against Selected Peer Group	Percent of Award Adjustment (to Target Award)
90th Percentile	200%
75th Percentile	150%
50th Percentile	100%
40th Percentile	75%
30th Percentile	25%
<30th Percentile	0%

For a list of the companies that comprise our Performance Peer Group, see the discussion on page 22 of this Proxy Statement.

EMPLOYMENT AND SEVERANCE AGREEMENTS

Employment Agreements. In October 2008, the Company entered into employment agreements (the “employment agreements”) with the Chairman of the Board and CEO Howard R. Levine and President and Chief Operating Officer R. James Kelly. The employment agreements provide that either party may terminate the agreement by written notice to the other party subject to the Company’s obligation to make severance payments as described below. The employment agreements provide for a weekly base salary, subject to annual review by the Board, and for annual cash bonuses pursuant to our Cash Bonus Award Guidelines. Mr. Levine’s employment agreement includes the Company’s approval of the non-exclusive personal use of the Company’s aircraft by Mr. Levine, his family and/or guests, subject to certain limits and conditions as established by the Compensation Committee of the Board each year. The Compensation Committee has presently limited Mr. Levine’s personal usage of the aircraft to 70 hours for fiscal 2010.

The employment agreements provide that, in the event of termination by the Company without Cause or termination due to death or Disability (as such terms are defined in the employment agreements), each of Messrs. Levine and Kelly are entitled to receive severance payments equal to his monthly base salary at the time of termination for a period of thirty (30) months for Mr. Levine and twenty-four (24) months for Mr. Kelly, plus a pro-rata payment of the annual cash bonus payable under the Cash Bonus Awards Guidelines for the fiscal year in which termination occurs based on actual Company performance. In the event of termination by the Company without Cause, the officer is required to use his best efforts to find other employment, and these severance payments will be reduced by compensation received in connection with any other employment and by certain disability and life insurance benefits. The employment agreements also provide that, in the event of a termination without Cause or for Good Reason within twenty-four (24) months of a Change in Control (as defined in the employment agreements), each of Messrs. Levine and Kelly will receive a lump sum severance payment equal thirty-six (36) times in the case of Mr. Levine, and thirty (30) times in the case of Mr. Kelly, the sum of his highest monthly base salary during the period beginning immediately prior to the Change in Control through the termination of employment and the monthly equivalent of an annual cash bonus award equal to the average bonus paid in the preceding three fiscal years under the applicable Cash Bonus Awards Guidelines. The Company will also continue to provide health benefits for the executive and his dependents for up to eighteen (18) months after termination. The severance payments payable upon a Change in Control are subject to adjustment in the event of the imposition of certain tax provisions. See also “Potential Payments upon Termination or Change of Control” for a discussion of the Company’s philosophy regarding the adoption of such severance provisions.

Severance Agreements. In October 2008, the Compensation Committee also approved the creation of certain severance agreements between the Company and all officers of the Company with the title of executive or senior vice president, including each of the NEOs other than Messrs. Levine and Kelly (the “severance agreements”). The severance agreements for all such officers are substantially the same except for the terms of the length of the period during which the severance payment will be made. The severance agreements with the executive vice presidents (including Mr. Gibson and Ms. Flur) provide that, in the event of termination by the Company without Cause or termination due to death or Disability (as such terms are defined in the severance agreements), these officers are entitled to receive severance payments equal to his or her monthly base salary at the time of termination for a period of twenty-four (24) months, plus a pro-rata payment of the annual cash bonus payable under the Cash Bonus Awards Guidelines for the fiscal year in which termination occurs based on actual Company performance. In the event of termination by the Company without Cause, the officer is required to use his best efforts to find other employment, and these severance payments will be reduced by compensation received in connection with such other employment and by certain disability and life insurance benefits. In the event of a termination without Cause or for Good Reason within twenty-four (24) months of a Change in Control (as such terms are defined in the severance agreements), each executive vice president is entitled to receive a lump sum severance payment equal to twenty-four (24) times the sum of his or her highest monthly base salary during the period beginning immediately prior to the Change in Control through the termination of employment and the monthly equivalent of an annual cash bonus award equal to the average bonus paid in the preceding three fiscal years under the applicable Cash Bonus Awards Guidelines. The severance agreements with the senior vice presidents (including Mr. Smith) contain the same terms but provide for twelve (12) months of severance payments on a termination without Cause or due to death or Disability and eighteen (18) months of severance payments on a qualifying termination following a Change in Control. The Company will also continue to provide health benefits for these officers and their dependents for up to eighteen (18) months after termination. The severance payments payable upon a Change in Control are subject to adjustment in the event of the imposition of certain tax provisions.

Release of Claims, Non-compete and other Covenants. In order to receive any severance benefits, all NEOs must execute a general release of claims against the Company. The employment agreements and the severance agreements contain confidentiality and non-disparagement provisions and agreements to provide future assistance to the Company regarding certain matters. In addition, for a period of one year following termination of employment, other than a termination following a Change in Control, the executive shall be subject to covenants not to compete and not to solicit the Company’s employees. If the officer violates any of these restrictive covenants, he or she will immediately forfeit any unpaid severance payments and any right to any further continuation of benefits.

Tax Provisions. In connection with the adoption of the employment agreements and the severance agreements, the Company has also adopted, and affected officers have agreed to the application of, a policy with respect to severance payments made following a Change in Control. Pursuant to that policy, if the payments to be made to an officer are “parachute payments” pursuant to Section 280G of the Code and are subject to the excise tax imposed under Section 4999 of the Code, then the severance benefit will be either: (i) the amount the executive would receive with no adjustment to the severance benefit or; (ii) the severance benefit reduced to the extent that would result in no portion of the severance benefit being subject to excise tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax, results in the receipt of the greater after-tax amount of severance payments, notwithstanding that all or some portion of such severance payment may be taxable under Section 4999 of the Code. This provision benefits the Company by reducing the amount of payments that otherwise could be subject to the provisions of Section 280G which would limit the ability of the Company to take tax deductions with respect to such payments.

2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information concerning option awards and stock awards held by our NEOs as of August 29, 2009.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Grant Date(1)	Option Expiration Date(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Howard R. Levine	105,000		45,000		19.75	09/28/05	09/27/10	52,875	(3)	1,622,205
	60,000		90,000		29.41	10/03/06	10/02/11	65,955	(4)	2,023,499
	—		165,367		27.31	10/09/07	10/08/12	76,765	(5)	2,355,150
	—		227,570		23.36	10/07/08	10/06/13

R. James Kelly	110,000		—		27.00	10/05/04	10/04/09	38,775	(3)	1,189,617
	66,500		28,500		19.75	09/28/05	09/27/10	48,393	(4)	1,484,697
	44,000		66,000		29.41	10/03/06	10/02/11	56,325	(5)	1,728,051
	—		121,334		27.31	10/09/07	10/08/12
	—		166,975		23.36	10/07/08	10/06/13

Robert A. George	75,000	(6)	—		21.25	08/18/05	11/29/09	9,429	(3)	289,282
	24,500		—		19.75	09/28/05	11/29/09	7,163	(7)	219,761
	8,738		—		29.41	10/03/06	11/27/09	4,169	(8)	127,905

Charles S. Gibson, Jr.	—		10,500		19.75	09/28/05	09/27/10	9,211	(3)	282,593
	8,536		12,804		29.41	10/03/06	10/02/11	10,637	(4)	326,343
	—		26,667		27.31	10/09/07	10/08/12	12,379	(5)	379,788
	—		36,700		23.36	10/07/08	10/06/13

Dorlisa K. Flur	—		6,600		19.75	09/28/05	09/27/10	6,271	(3)	192,394
	5,812		8,716		29.41	10/03/06	10/02/11	7,180	(4)	220,282
	—		18,000		27.31	10/09/07	10/08/12	8,976	(5)	275,384
	—		26,610		23.36	10/07/08	10/06/13

Kenneth T. Smith	3,500		1,500		19.75	09/28/05	09/27/10	2,992	(3)	91,795
	1,263		1,894		29.41	10/03/06	10/02/11	5,319	(4)	163,187
	1,518		2,275	(9)	31.76	04/17/07	04/16/12	6,190	(5)	189,909
	—		13,334		27.31	10/09/07	10/08/12
	—		18,350		23.36	10/07/08	10/06/13

(1)

Options granted under the 1989 and 2006 Plans vest in increments of 40% on the second anniversary of the grant date and an additional 30% on each of the third and fourth grant date anniversaries and expire on the fifth anniversary of the grant date. For a description of the option terms, see “Stock Options” on page 31 of this Proxy Statement. Unless otherwise noted, option grants were made in accordance with the annual grant process.

(2)	Reflects value of unearned PSRs by reference to the closing price of Family Dollar common stock on the last trading day in fiscal 2009 (August 28, 2009) of $30.68 per share.

(3)

Represents PSRs awarded in fiscal 2007 under a three-year performance period (fiscal 2007 – 2009). PSRs are earned and convert to the right to receive shares of Family Dollar common stock based on our average annual return on equity (“ROE”) and pre-tax net income growth rate relative to the Performance Peer Group over the performance period. The number of shares reflects actual achievement against the performance goals for the three-year performance period at the 70th percentile in relation to our peer group for earnings growth and ROE, resulting in an award of 141% of the target PSR award.

(4)

Represents PSRs awarded in fiscal 2008 under a three-year performance period (fiscal 2008 – 2010). The number of shares reflected assumes achievement against the performance goals equivalent to actual fiscal 2008 and fiscal 2009 performance at approximately the 64th percentile in relation to our peer group for earnings growth and ROE. This level of performance, if sustained for the full three-year performance period, would result in an award of 128% of the target PSR award.

(5)

Represents PSRs awarded in fiscal 2009 under a three-year performance period (fiscal 2009 – 2011). The number of shares reflected assumes achievement against the performance goals equivalent to actual fiscal 2009 performance at approximately the 67th percentile in relation to our peer group for earnings growth and ROE. This level of performance, if sustained for the full three-year performance period, would result in an award of 134% of the target PSR award.

(6)	This option was granted on August 18, 2005, under the 1989 Plan, in connection with the commencement of Mr. George’s employment with the Company.

(7)

Represents PSRs awarded in fiscal 2008 based upon a three-year performance period (fiscal 2008 – 2010). Because Mr. George was terminated without cause effective August 28, 2009, prior to the end of the applicable performance period, the number of shares reflects his achievement against performance goals for two years of actual performance within the three-year performance period (fiscal years 2008 and 2009). The award was pro-rated for the number of months Mr. George worked during the fiscal 2008 – 2010 performance period, in accordance with the termination provisions of the PSR Guidelines. For more information, see “Potential Payments Upon Termination or Change in Control” in this Proxy Statement.

(8)

Represents PSRs awarded in fiscal 2009 based upon a three-year performance period (fiscal 2009 – 2011). Because Mr. George was terminated without cause effective August 28, 2009, prior to the end of the applicable performance period, the number of shares reflects his achievement against performance goals for one year of actual performance within the three year performance period (fiscal 2009). The award was pro-rated for the number of months Mr. George worked during the fiscal 2008 – 2010 performance period, in accordance with the termination provisions of the PSR Guidelines. For more information, see “Potential Payments Upon Termination or Change in Control” in this Proxy Statement.

(9)	This option was granted on April 7, 2007, under the 2006 Plan, in connection with Mr. Smith’s promotion to CFO.

2009 OPTION EXERCISES AND STOCK VESTED

The following table sets forth stock option exercises by our NEOs in fiscal 2009 and stock awards vested in fiscal 2009.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Howard R. Levine	200,000	(3)	1,358,000	45,000	1,051,200
R. James Kelly	—		—	28,800	672,768
Robert A. George	—		—	10,500	245,280
Charles S. Gibson, Jr.	84,500	(4)	350,850	9,000	210,240
Dorlisa K. Flur	60,400	(5)	396,882	6,600	154,176
Kenneth T. Smith	10,000	(6)	60,918	2,154	50,317

(1)

Represents shares issued in fiscal 2009 under the PSR program for the fiscal 2006-2008 performance period. Because we performed at the 60th percentile compared to our Performance Peer Group for earnings growth and ROE, our NEOs earned 120% of the target number of PSRs pursuant to the three-year PSR award made in fiscal 2007 (for more information on our Performance Peer Group, see “How does the Company select its peer group for the PSR program” in the “Compensation Discussion and Analysis” section on page 22).

Our Performance Peer Group for the fiscal 2006-2008 performance period consisted of the following companies: 99 Cent Only Stores, Big Lots, Casey’s General Stores, Cato, CVS, Dollar General, Dollar Tree Stores, Fred’s, Kohl’s Department Stores, Longs Drug Stores, Office Depot, Payless ShoeSource, SuperValu, Target Corporation, TJX Companies, Inc., The Pantry, Inc., Walgreens and Wal-Mart Stores, Inc.

(2)	Determined by reference to the closing price of Family Dollar common stock on October 7, 2008, the date such shares vested. The closing price on such date was $23.36.

(3)	The options exercised by Mr. Levine had an exercise price of $27.00 per share and were granted on October 5, 2004.

(4)

60,000 of the options exercised by Mr. Gibson had an exercise price of $27.00 per share, and 24,500 of the options exercised by Mr. Gibson had an exercise price of $19.75 per share. These options were granted on October 5, 2004, and September 28, 2005, respectively.

(5)

35,000 of the options exercised by Ms. Flur had an exercise price of $31.50 per share, 10,000 of the options exercised by Ms. Flur had an exercise price of $27.00 per share, and 15,400 of the options exercised by Ms. Flur had an exercise price of $19.75 per share. These options were granted on June 2, 2004, October 5, 2004, and September 28, 2005, respectively.

(6)	The options exercised by Mr. Smith had an exercise price of $27.00 per share and were granted on October 5, 2004.

NON-QUALIFIED DEFERRED COMPENSATION

The Deferred Compensation Plan allows certain Team Members, including NEOs, to elect to defer receipt of up to 50% of their base salary and up to 75% of their bonus payments. The Company does not fund, make any contributions to, or provide any interest rate subsidy for the Deferred Compensation Plan. In general, participants in the Deferred Compensation Plan receive payments following separation from service, provided that the participant may elect to receive payments on the earlier of a date certain or separation from service. The benefit participants may elect to receive payments in either a lump sum payment or in annual installments over five or ten years. Payments under the plan begin as soon as administratively feasible six months after a Team Member’s separation from service, unless a Team Member has elected to receive payments prior to separation from service in a specified year. Participants may elect to accrue a return on the deferred compensation by electing certain hypothetical investments that are similar to those offered under our 401(k) benefit plan for all eligible Team Members.

The following table shows information about the participation by each NEO in our Deferred Compensation Plan. None of the NEOs received distributions from the Deferred Compensation Plan in fiscal 2009.

Name	Executive Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Balance at Last FYE ($)(3)
Howard R. Levine	47,231	(33,477)	730,803
R. James Kelly	189,619	(33,370)	1,602,746
Robert A. George	23,098	(14,547)	115,564
Charles S. Gibson, Jr.	37,773	(29,389)	312,869
Dorlisa K. Flur	56,183	(11,413)	201,702
Kenneth T. Smith	33,996	(21,337)	183,192

(1)	Reflects amounts which are also reported as compensation for the 2009 fiscal year in the Summary Compensation Table in the following amounts

Name	Salary ($)	Non-Equity Incentive Plan Compensation ($)
Howard R. Levine	47,231	189,462
R. James Kelly	100,962	252,765
Robert A. George	12,382	—
Charles S. Gibson, Jr.	25,515	40,645
Dorlisa K. Flur	36,846	101,539
Kenneth T. Smith	21,846	32,885

(2)

We do not provide above-market earnings on amounts deferred under the Deferred Compensation Plan. Therefore, pursuant to SEC regulations, these amounts are not reported in the Summary Compensation Table.

(3)	Reflects amounts which were reported as compensation in the Summary Compensation Table for fiscal 2009 and for prior fiscal years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

We have entered into employment and severance agreements and maintain incentive plans that will require us to provide compensation or other benefits to our NEOs in connection with certain events related to a termination of employment or change in control of the Company. Capitalized terms used in the following descriptions have the definitions set forth in the employment and severance agreements or in the 2006 Plan.

Employment and Severance Agreements

The Compensation Committee has approved employment and severance agreements for certain of our officers. Under these employment and severance agreements, prior to a Change in Control, our NEOs would, upon termination other than for Cause, become entitled to receive severance benefits, payable in monthly installments, equal to a multiple times the sum of their monthly base salary, and the annual cash bonus payable under the Cash Bonus Awards Guidelines for the fiscal year in which termination occurs. The multiple in that case is thirty (30) months for payments to Mr. Levine; twenty-four (24) months for payments to Messrs. Kelly, Flur and Gibson; and twelve (12) months in the case of Mr. Smith. The severance payment will be reduced by compensation in other employment and by certain disability and life insurance benefits. The employment and severance agreements also provide that, in the event of a termination without Cause or for Good Reason within twenty-four (24) months of Change in Control, the NEOs will receive a lump sum severance payment equal to a multiple times the sum of their highest base monthly salary during the period beginning immediately prior to the Change in Control through the termination of employment and the monthly equivalent of an annual cash bonus award equal to the average bonus paid in the preceding three fiscal years. The multiple in that case is thirty-six (36) months for payments to Mr. Levine; thirty (30) months for payments to Mr. Kelly; twenty-four (24) months for Mr. Gibson and Ms. Flur and eighteen (18) months for Mr. Smith. The Company will also continue to provide health benefits for the executive and his or her dependents for up to eighteen (18) months after termination.

Under the employment and severance agreements, our obligation to provide the severance benefits described above to any NEO are contingent on the NEO’s compliance with the non-competition, non-solicitation and confidentiality covenants contained in the employment and severance agreements and execution of a general release of claims against the Company. The covenant not to compete and the covenant not to solicit do not apply to terminations following a Change in Control. Severance benefits are not payable upon a termination for Cause.

2006 Plan

Under the 2006 Plan, in the event of a “Change in Control,” if (i) the acquiring company does not assume the obligation to perform under the 2006 Plan with respect to outstanding awards, or (ii) if within two years following the Change in Control, a participating Team Member is terminated from employment without “Cause” or the participant resigns for “Good Reason,” then:

•	outstanding options would immediately vest upon the Change in Control or the termination of employment, as applicable; and

•

the target payout opportunities attainable under the Cash Bonus Award Guidelines and PSRs outstanding at the time of the Change in Control or termination of employment, as applicable, would be deemed to have been fully earned as of the effective date of the Change in Control or termination of employment, as applicable, based upon the greater of (i) an assumed achievement of all relevant performance goals at the “target” level, or (ii) the actual level of achievement of all relevant performance goals against the target, as of Family Dollar’s fiscal quarter end preceding such Change in Control.

In either such case, participants would be paid a prorated award based upon the length of the performance period that has elapsed prior to the date of the Change in Control or termination of employment. In addition, if a PSR award is not assumed by the acquiring company, the participant will have the opportunity to earn the remaining portion of the award not paid out upon the change in control.

In addition, if a participant’s employment is terminated as a result of death, Disability or Retirement, or without Cause (as defined in the employment or severance agreements), awards of PSRs will be made based on the Company’s performance for (A) the fiscal year in which the date of termination occurs plus (B) each completed fiscal year during the applicable performance period immediately preceding the date of termination. Common stock awarded pursuant to the PSRs will be issued on a pro-rata basis based on the actual number of months worked in the applicable performance period.

Non-Qualified Deferred Compensation

In the event of a termination of employment of any officer who has participated in the Company’s Deferred Compensation Plan, payments under the plan will begin as soon as administratively feasible six months after such separation from service. Other than this potential acceleration of the time of payment under the plan, there is no provision for increased benefits in the event of termination of employment with the Company.

Estimated Post-Employment Compensation and Benefits

The following table sets forth the estimated post-employment compensation and benefits that would have been payable to each of our NEOs upon a separation from service under various circumstances or a change in control of the Company in accordance with their respective employment agreements and severance agreements and under our various incentive plans. Payments pursuant to the Deferred Compensation Plan are not included in the table (see “Non-Qualified Deferred Compensation,” above). No payments are made to any NEO in the event of termination for Cause. With the exception of Mr. George, who was terminated without cause effective August 28, 2009, and who actually received the termination compensation specified below, the amounts payable are calculated based on the assumption that each covered circumstance under such arrangements occurred on August 29, 2009, the last business day of fiscal 2009.

Name	Benefits and Payments	Voluntary Departure($)	Termination by the Company without Cause ($)	Change of Control ($)	Medical Disability ($)(3)	Death ($)(4)
Howard R. Levine	Severance Pay(1)(2)		4,269,615	6,136,901	3,969,615	3,269,615
	Performance Share Rights(5)		3,756,306	3,756,306	3,756,306	3,756,306
	Stock Options(6)	1,223,850	1,223,850	2,413,599	2,413,599	2,413,599
	Benefit Continuations(7)		22,631	22,631	22,631

	Total	1,223,850	9,272,402	12,329,437	10,162,151	9,439,520

R. James Kelly	Severance Pay(1)(2)		2,361,058	3,180,125	2,121,058	1,361,058
	Performance Share Rights(5)	2,755,463	2,755,463	2,755,463	2,755,463	2,755,463
	Stock Options(6)	1,187,525	1,187,525	1,770,853	1,770,853	1,770,853
	Benefit Continuations(7)		17,630	17,630	17,630

	Total	3,942,988	6,321,676	7,724,070	6,665,003	5,887,373

Robert A. George	Severance Pay(1)		1,255,394
	Performance Share Rights(5)		636,948
	Stock Options(6)		986,132
	Benefit Continuations(7)		22,631

	Total		2,901,105

Charles S. Gibson, Jr.	Severance Pay(1)(2)		1,146,450	1,218,032	951,450	406,450
	Performance Share Rights(5)		626,854	626,854	626,854	626,854
	Stock Options(6)	10,841	10,841	385,614	385,614	385,614
	Benefit Continuations(7)		22,631	22,631	22,631

	Total	10,841	1,806,775	2,253,130	1,986,548	1,418,917

Dorlisa K. Flur	Severance Pay(1)(2)		1,146,154	1,173,889	951,154	406,154
	Performance Share Rights(5)		431,115	431,115	431,115	431,115
	Stock Options(6)	7,381	7,381	273,896	273,896	273,896
	Benefit Continuations(7)		22,631	22,631	22,631

	Total	7,381	1,607,282	1,901,531	1,678,796	1,111,165

Kenneth T. Smith	Severance Pay(1)(2)		494,231	591,630	425,975
	Performance Share Rights(5)		263,909	263,909	263,909	263,909
	Stock Options(6)	39,859	39,859	183,267	183,267	183,267
	Benefit Continuations(7)		15,088	22,631	15,088

	Total	39,859	813,087	1,211,154	915,239	447,176

(1)

Represents severance payable in an amount equal to a multiple, as set forth below, of the NEO’s fiscal 2009 annual base salary, plus the amount of the prorata bonus (due to actual or assumed termination date, 100%) payable to the NEO under the Cash Bonus Award Guidelines:

Multiple Applicable on Termination without Cause, or due to Disability or Death
Howard R. Levine	2.5
R. James Kelly	2
Robert A. George	2
Charles S. Gibson, Jr.	2
Dorlisa K. Flur	2
Kenneth T. Smith	1

(2)

Represents severance payable in the event of a qualifying termination following a Change in Control, equal to a multiple, as set forth below, of the sum of the NEO’s fiscal 2009 base annual salary plus the average annual bonus actually paid under the Cash Bonus Plan in the preceding three years:

Multiple Applicable on Qualifying termination After a Change in Control
Howard R. Levine	3
R. James Kelly	2.5
Robert A. George	2
Charles S. Gibson, Jr.	2
Dorlisa K. Flur	2
Kenneth T. Smith	1.5

(3)	The amount payable in the event of Disability has been reduced by estimated disability payments made pursuant to the Company’s executive disability program.

(4)

The amount payable in the event of death has been reduced by life insurance proceeds payable upon the death of each NEO pursuant to life insurance policies provided as part of the Company’s benefit program, up a maximum of $1,000,000.

(5)

In each case, except in the event of a Change in Control, the payout under the PSRs are paid on a ratable basis as of the date of the participant’s Termination without Cause, Disability or Death based on actual Company performance over the three fiscal years immediately preceding the date of termination. Under the 2006 Plan, the executive would receive the amounts set forth under the column “Change of Control” only if: (a) the awards are not assumed by the surviving entity, or (b) the awards are assumed by the surviving entity, but the executive is terminated within two years of the Change in Control without Cause or for Good Reason. The payout under the PSRs on a Change of Control are determined by the greater of (a) an assumed achievement of all relevant performance goals at the “target” level, or (b) the actual level of achievement of all relevant performance goals against the target, as of Family Dollar’s fiscal quarter end preceding such event. The amounts set forth above are based upon the closing price of Family Dollar common stock as of August 28, 2009, the last trading day of the year, of $30.68 per share, multiplied by the number of shares of common stock to be awarded, as adjusted for performance as set forth below:

•

For the fiscal 2007 – 2009 three-year performance period, we assumed an award equivalent to 141% of the target number of PSRs awarded to each NEO in fiscal 2007, based on actual performance against the fiscal 2007 – 2009 Performance Peer Group through fiscal 2009.

•

For the fiscal 2008 – 2010 three-year performance period, we assumed an award equivalent to 128% of the target number of PSRs awarded to each in NEO in fiscal 2008, based on actual performance against the fiscal 2008 – 2010 Performance Peer Group through fiscal 2009.

•

For the fiscal 2009 – 2011 three-year performance period, we assumed an award equivalent to 134% of the target number of PSRs awarded to each in NEO in fiscal 2009, based on actual performance against the fiscal 2009 – 2011 Performance Peer Group through fiscal 2009.

(6)

Stock options granted under the 1989 Plan do not accelerate for Death, Disability, Termination without Cause or any Change in Control. All stock options granted prior to January 19, 2006, were made pursuant to the 1989 Plan. As discussed above, stock options granted pursuant to the 2006 Plan accelerate upon Death, Disability, Termination without Cause, or a Change in Control. Under the 2006 Plan, the executive would receive the amounts set forth under the column “Change of Control” only if: (a) the awards are not assumed by the surviving entity, or (b) the awards are assumed by the surviving entity, but the executive is terminated within two years of the Change in Control.

(7)

Reflects the incremental cost to the Company of the extension of health benefits following a termination without Cause or due to death or Disability or a qualifying termination following a Change in Control. These benefits would be extended for up to eighteen months in any of these events for all of the NEOs except Mr. Smith; Mr. Smith’s benefits would be extended for 12 months in the event of a termination without Cause or due to Disability or eighteen months in the event of a qualifying termination following a Change in Control.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information with respect to the shares of our common stock that may be issued under the 1989 Plan and the 2006 Plan, which are the only equity compensation plans that we currently maintain, as of August 29, 2009.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance(3)
Equity Compensation Plans Approved by Stockholders	3,840,655	$25.17/share	11,296,750

(1)

Consists of 754,962 shares issuable upon exercise of options granted under the 1989 Plan and 3,085,693 shares issuable upon exercise of options and the award of common stock pursuant to PSRs based on “target” performance granted under the 2006 Plan.

(2)	The weighted average exercise price is for options only and does not account for PSRs.

(3)	Consists of shares available for awards of options and other stock-based awards under the 2006 Plan.

OWNERSHIP OF THE COMPANY’S SECURITIES

Ownership by Directors and Officers

The following table sets forth, for each of our directors and director nominees, each of our NEOs, and all of our current executive officers, directors and director nominees as a group, the number of shares of our common stock beneficially owned and the percent of our common stock so owned, all as of November 20, 2009, and based on 138,371,985 shares outstanding as of that date:

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Common Stock
Mark R. Bernstein	10,355	(2)	*
Pamela R. Davies	1,045		*
Sharon Allred Decker	2,249	(3)	*
Edward C. Dolby	6,788		*
Glenn A. Eisenberg	6,388		*
Robert George	0	(4)
Howard R. Levine	9,861,324	(5)	7.1%
George R. Mahoney, Jr.	362,906		*
James G. Martin	5,670		*
Harvey Morgan	3,064		*
Dale C. Pond	4,258		*
R. James Kelly	407,811		*
Charles S. Gibson, Jr.	57,118		*
Dorlisa K. Flur	35,382		*
Kenneth T. Smith	37,863		*

All Executive Officers, Directors and Director Nominees of the Company as a Group (18 persons)	10,917,445		7.9%

*	Less than one percent

(1)

All shares are held with sole voting and investment power, except that Mr. Levine does not have voting or investment power with respect to 5,421,331 shares held in irrevocable trusts for his benefit by Bank of America, N.A., as Trustee, as set forth in note (5) below. These numbers include shares for which the following persons have the right to acquire beneficial ownership, as of November 20, 2009, or within 60 days thereafter, pursuant to the exercise of stock options: (i) Mr. Levine—321,147 shares; (ii) Mr. Kelly—125,534 shares; (iii) Mr. Gibson—25,605 shares; (iv) Ms. Flur—17,370 shares; (v) Mr. Smith—14,063 shares; and (vi) all executive officers and directors as a group—537,799 shares. Does not include shares that may be awarded pursuant to the PSR program; see the “2009 Outstanding Equity Awards at Fiscal Year End” table for information regarding the potential award of common stock pursuant to the PSRs.

(2)	This number does not include 16,050 shares owned by Mr. Bernstein’s wife. Mr. Bernstein disclaims beneficial ownership of the shares owned by his wife.

(3)	This number includes 1,000 shares which are currently pledged.

(4)	Mr. George was not employed with the Company on November 20, 2009.

(5)

This number includes 5,421,331 shares which are held in irrevocable trusts for the benefit of Mr. Levine by Bank of America, N.A. as Trustee. This number does not include 1,025 shares owned by Mr. Levine’s wife. Mr. Levine disclaims beneficial ownership of the shares owned by his wife.

Ownership by Certain Other Beneficial Owners

Based on filings with the SEC and other information, we believe that, as of the dates set forth below, the following stockholders beneficially owned more than 5% of our common stock:

Name and Address	Amount and Nature of Beneficial Ownership		Percent of Common Stock(1)
Bank of America Corporation	6,968,963	(2)	5.0%
100 North Tryon Street
Bank of America Corporate Center
Charlotte, NC 28255

(1)	Based on the number of shares of common stock owned by each stockholder as set forth above and 138,371,985 shares of our common stock outstanding as of November 20, 2009.

(2)

Based solely on the Schedule 13G/A filed by Bank of America Corporation and its affiliates, as of December 31, 2008. 6,968,963 of such shares were held with shared voting power and 6,866,558 of such shares were held with shared dispositive power by Bank of America Corporation; 6,961,763 of such shares were held with shared voting power and 6,859,358 of such shares were held with shared dispositive power by NB Holdings Corporation; 6,907,840 of such shares were held with shared voting power and 6,805,435 of such shares were held with shared dispositive power by BAC North America Holding Company; 6,907,840 of such shares were held with shared voting power and 6,805,435 of such shares were held with shared dispositive power by BANA Holding Company; 6,651,481 of such shares were held with sole voting power, 256,359 of such shares were held with shared voting power, 6,650,039 of such shares were held with sole dispositive power and 155,396 of such shares were held with shared dispositive power by Bank of America, N.A.; 53,923 of such shares were held with shared voting and shared dispositive power by Bank of America Securities Holdings Corporation; 53,923 of such shares were held with sole voting and sole dispositive power by Bank of America Securities, LLC; 98,923 of such shares were held with shared voting power and 124,985 of such shares were held with shared dispositive power by Columbia Management Group, LLC; 97,448 of such shares were held with sole voting power, 1,475 of such shares were held with shared voting power, 124,040 of such shares were held with sole dispositive power, and 945 of such shares were held with shared dispositive power by Columbia Management Advisors, LLC; 7,200 of such shares were held with shared voting and shared dispositive power by NMS Services, Inc.; 7,200 of such shares were held with shared voting and shared dispositive power by NMS Services (Cayman), Inc.; 137,618 of such shares were held with shared voting power by Bank of America Investment Advisors, Inc.; and 1,000 of such shares were held with shared voting and sole dispositive power by U.S. Trust Company of Delaware.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of our common stock (collectively, “Reporting Persons”) to file with the SEC and NYSE initial reports of ownership and reports of changes in ownership of our common stock, and to furnish us with copies of such reports. To our knowledge, which is based solely on a review of the copies of such reports furnished to us and written representations from Reporting Persons that no other reports were required, all Reporting Persons complied on a timely basis with all applicable filing requirements during fiscal 2009.

TRANSACTIONS WITH RELATED PERSONS

Policy and Procedures

The Board has adopted a Board of Directors Code of Conduct which sets forth our policy of prohibiting certain transactions in which our directors or their family members have an interest which could raise a conflict of interest with Family Dollar. The Board of Directors Code of Conduct is available on our website at www.familydollar.com under the “Investors” link. The Board of Directors Code of Conduct requires that directors fully disclose any relationship or interest which may create an actual or potential conflict of interest to the Board’s Nominating/Corporate Governance Committee (the “Governance Committee”). The Governance Committee reviews all potential conflict of interest situations and advises the Board of its determination regarding such matters. All such consideration, discussions and votes regarding such matters are conducted in accordance with Delaware law, including provisions related to corporate opportunities.

We also have maintained a Code of Conduct applicable to all of our Team Members, including our NEOs, for a number of years. The Code of Conduct was last amended by the Board in August 2008 and is posted on our website. The Code of Conduct sets forth our policy of prohibiting participation by a Team Member (or their family members) in any transaction that could create an actual or apparent conflict of interest with Family Dollar, including transactions for services or products between Family Dollar and an entity in which the Team Member has any interest or serves on the entities’ Board; having a material interest in a competitive company; taking advantage of any opportunity learned of in the course of employment with Family Dollar; or arranging for ex-Team Members to engage in business with Family Dollar within two years of their departure. Team Members are required to obtain the prior written approval of our Compliance Committee before entering into any situation that could create a conflict of interest under the Code of Conduct with determinations regarding such conflicts being made by the Governance Committee with respect to our executive officers.

The Governance Committee has also adopted written procedures for the review, approval and monitoring of transactions between Family Dollar and its directors and executive officers (and their immediate family members) that would be subject to disclosure in our Proxy Statement pursuant to the SEC rules (generally transactions involving amounts exceeding $120,000 in which a related party has a material interest). Under these procedures, the Governance Committee is to be informed of transactions subject to review before their implementation. The procedures establish our practices for obtaining and reporting information to the Governance Committee regarding such transactions on a periodic and an as-needed basis. The policy provides that such transactions are to be submitted for approval before they are initiated but also provides for ratification of such transactions. No director who is interested in a transaction may participate in the Governance Committee’s determinations as to the appropriateness of such transaction. In certain situations, the Chairman of the Governance Committee has been delegated the authority to make determinations regarding the approval of such transactions. The policy also pre-approves certain transactions excluded from the SEC’s disclosure rules and transactions arising solely from ownership of our stock in which all stockholders are equally treated. The Governance Committee and/or the Board have previously approved certain related party transactions, as described below. The procedures established by the Governance Committee provide for continuing monitoring and annual review of these pre-approved transactions.

Related Party Transactions

We have entered into a Retirement Agreement with Mr. Leon Levine, the former Chairman of the Board and the father of Howard R. Levine, in connection with Mr. Leon Levine’s retirement as of September 30, 2002. Pursuant to the Retirement Agreement, we are currently providing continuing health care coverage for Mr. Leon Levine and certain of his family members; Company-paid personal liability umbrella insurance coverage; and use of Family Dollar aircraft for up to 30 hours per year (not including “dead-head” time). We accrued approximately $1,285,000 in fiscal 2002 for the total value of these benefits to be received over the term of the Retirement Agreement. The incremental cost of providing these benefits and services was $228,955 in fiscal 2009.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has appointed the firm of PricewaterhouseCoopers LLP (“PwC”) as independent registered public accountants to audit and report on the consolidated financial statements of Family Dollar and its subsidiaries for fiscal 2010, and to perform such other appropriate accounting and related services as may be required by the Audit Committee. The affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the Annual Meeting and entitled to vote in respect thereto is required to ratify the selection of PwC for the purposes set forth above. The Audit Committee and the Board of Directors recommend that the stockholders vote FOR ratification of the appointment of PwC. If the stockholders do not ratify the appointment of PwC, the appointment of the independent registered public accountants will be reconsidered by the Audit Committee. However, the Audit Committee will not be obliged to select a different auditor. PwC served as our independent registered public accountants for the fiscal year ended August 31, 1991, and for each subsequent fiscal year. Representatives of PwC are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Independent Registered Public Accounting Firm’s Fees and Services

The following sets forth fees billed for the audit and other services provided by PwC for fiscal 2009 and fiscal 2008:

Fee Category	Fiscal 2009 Fees	Fiscal 2008 Fees
Audit Fees(1)	$666,200	$723,734
Audit-Related Fees(2)	$37,000	$61,295
All Other Fees(3)	$1,500	$1,500

Total	$704,700	$786,529

(1)	Includes (i) fees for audits of annual financial statements and (ii) reviews of the related quarterly financial statements.

(2)	Includes fees for audit related work in connection with Family Dollar Insurance, Inc., our captive insurance company.

(3)	Represents fees paid for access to PwC’s accounting research database.

All services rendered by PwC are permissible under applicable laws and regulations regarding the independence of the independent registered public accounting firm, and all such services were pre-approved by the Audit Committee. The Audit Committee Charter requires that the Committee pre-approve the services to be provided by PwC; the Audit Committee delegated that approval authority to the Chairman of the Audit Committee with respect to all matters other than the annual engagement of the independent registered public accountants.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of PwC as our independent registered public accountants for fiscal 2010.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders in January 2011 (the “2011 Annual Meeting”), and to be included in the Proxy Statement and form of proxy pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Act”), must be received by us on or before August 13, 2010. If we receive notice of any stockholder proposal (not for inclusion in our Proxy Statement) after October 27, 2010, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) under the Act, and the persons named in the proxies solicited by the Board of Directors for the 2011 Annual Meeting may exercise discretionary voting power with respect to such proposal. Additionally, our Bylaws require that any stockholder who intends to make a nomination or bring any other matter before the 2011 Annual Meeting must deliver notice of such intent to us not earlier than September 12, 2009, nor later than October 13, 2009. Any such proposals or notices should be in writing and should be sent by certified mail, return receipt requested, to the Corporate Secretary, Family Dollar Stores, Inc., P.O. Box 1017, Charlotte, NC, 28201-1017. Submitting a stockholder proposal does not guarantee that we will include such proposal in our next Proxy Statement. The Board reviews all stockholder proposals and determines whether further action is required.

OTHER MATTERS

Management knows of no other matters to be brought before the Annual Meeting. However, if any other matters do properly come before the Annual Meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the best judgment of the person voting the proxies. Whether or not stockholders plan to attend the Annual Meeting, they are respectfully urged to sign, date and return the enclosed proxy which will, of course, be returned to them at the Annual Meeting if they are present and so request.

INCORPORATION BY REFERENCE OF CERTAIN FINANCIAL INFORMATION

We incorporate by reference in this Proxy Statement Notes 8 and 10 to our Consolidated Financial Statements included in our Annual Report for fiscal 2009. The fiscal 2009 Annual Report accompanies this Proxy Statement. Except as specifically set forth herein, the fiscal 2009 Annual Report is not deemed part of the proxy solicitation materials. Copies of the 2009 Annual Report may be obtained by sending a written request to: Corporate Secretary at Family Dollar Stores, Inc., P.O. Box 1017, Charlotte, NC, 28201-1017, telephone: (704) 849-7522. Our Annual Reports are also available in the “Investors” section of our website at www.familydollar.com under the “Financial Reports” tab.

Appendix A

Hay Retail Industry Database

7-Eleven	DSW	Office Depot
Abercrombie & Fitch	Eddie Bauer	Office Max
Ace Hardware	Family Dollar Stores	Optical Shoppe
Advance Auto Parts	FedEx Kinko’s Office and Print	PETsMART
Aeropostale	Services	Phillips-Van Heusen
Ahold USA	Food Lion	Pier 1 Imports
Alex Lee	Gap	Polo Ralph Lauren
American Eagle Outfitters	Hallmark—Retail	RadioShack
America’s Best Contacts and Eye	Harris Teeter	Recreational Equipment
Glasses	Helzberg Diamonds	Restoration Hardware
Andersons	Home Depot, The	Richemont North America
Ann Taylor	Hot Topic	Saks
AutoZone	Institution Food House	Sears Holdings
Belk	J. C. Penney	Smart & Final
Benetton U S A	J. Crew	Stage Stores
Bergdorf Goodman	Jewelry Television	Staples
Best Buy	Kohl’s	Stop & Shop Supermarket
Big Lots	Lands’ End	Talbots
Blockbuster	Limited Brands	Target
Bon-Ton Stores	Linens ‘n Things	Timberland
Borders	Liz Claiborne	TJX Companies
Borders Stores	Lord & Taylor	Tommy Hilfiger
Brown Shoe	Lowe’s	Toys “R” Us
Bulgari	Lowes Foods Stores	Tween Brands
C&S Wholesale Grocers	Macy’s	Ulta Salon, Cosmetics & Fragrance
Carter’s	Mattel—American Girl Place	United Supermarkets
Children’s Place	Meijer	Walden
Coach	Merchants Distributors	Walgreen
Collective Brands	Mervyns	Wal-Mart Stores
Costco Wholesale	Michaels Stores	Wal-Mart Vision Center
Crate and Barrel	Military Optical Shop	Williams-Sonoma
Cutter & Buck	National Vision	Wilsons The Leather Experts
CVS/Caremark	Neiman Marcus Group	Winn-Dixie Stores
Dollar General	New York & Company	Zale
Dollar Tree Stores	Nordstrom

ATTENTION: INVESTOR RELATIONS P.O. BOX 1017 CHARLOTTE, NC 28201-1017

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M18561-P87499 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FAMILY DOLLAR STORES, INC.					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Directors
1.	Election of Directors				☐	☐	☐
	Nominees
	01)	Mark R. Bernstein	06)	Howard R. Levine
	02)	Pamela L. Davies	07)	George R. Mahoney, Jr.
	03)	Sharon Allred Decker	08)	James G. Martin
	04)	Edward C. Dolby	09)	Harvey Morgan
	05)	Glenn A. Eisenberg	10)	Dale C. Pond

Vote on Proposal									For	Against	Abstain

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accountants.								☐	☐	☐

3.	To transact other business that is properly introduced at the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10K are available at www.proxyvote.com.

M18562-P87499

FAMILY DOLLAR STORES, INC.

Proxy for Annual Meeting of Stockholders to be held on January 21, 2010

The undersigned hereby appoints Howard R. Levine and R. James Kelly, or either one of them, with full power of substitution, proxies of the undersigned to the Annual Meeting of Stockholders of Family Dollar Stores, Inc. to be held at 2:00 p.m. (local time) on Thursday, January 21, 2010, at the offices of the Company located at 10401 Monroe Road, Matthews, North Carolina, or at any adjournments thereof, with all the powers which the undersigned would possess if personally present, and instructs them to vote upon any matter which may properly be acted upon at this meeting, and specifically as indicated on the reverse side.

This Proxy, if received and correctly signed, will be voted in accordance with the choices specified. If a choice is not specified, this Proxy will be voted in favor of the election of the Directors named and for the ratification of the appointment of the independent registered public accountants.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This Proxy is revocable, and the undersigned retains the right to attend this meeting and to vote his or her stock in person. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement.

(Please Sign on Reverse Side)